Exhibit 10.20

AGREEMENT OF PURCHASE AND SALE

by and among

CHESTNUT OWNERCO, LLC

and

CHESTNUT LEASECO, LLC, together as Seller

and

ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP, as Buyer

Dated as of December 23, 2013

TABLE OF CONTENTS

Exhibits		i

ARTICLE I DEFINITIONS		1
Section 1.1	Defined Terms	1

ARTICLE II SALE, CONSIDERATION AND CLOSING		8
Section 2.1	Sale of Assets	8
Section 2.2	Purchase Price	10
Section 2.3	The Closing	12
Section 2.4	Allocated Purchase Price	12

ARTICLE III REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF SELLER		12
Section 3.1	General Seller Representations and Warranties	12
Section 3.2	Representations and Warranties of Seller as to the Assets	13
Section 3.3	Amendments to Schedules; Limitations on Representations and Warranties of Seller	14
Section 3.4	Covenants of Seller Prior to Closing	14

ARTICLE IV REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF BUYER		16
Section 4.1	Representations and Warranties of Buyer	16
Section 4.2	Covenants of Buyer	17

ARTICLE V CONDITIONS PRECEDENT TO CLOSING		17
Section 5.1	Conditions Precedent to Seller’s Obligations	17
Section 5.2	Conditions Precedent to Buyer’s Obligations	18
Section 5.3	Waiver of Conditions Precedent	19

ARTICLE VI CLOSING DELIVERIES		19
Section 6.1	Buyer Deliveries	19
Section 6.2	Seller Deliveries	20
Section 6.3	Cooperation	21

ARTICLE VII INSPECTION		21
Section 7.1	General Right of Inspection.	21
Section 7.2	DISCLAIMER	22
Section 7.3	EXAMINATION; NO CONTINGENCIES	22
Section 7.4	RELEASE	25

ARTICLE VIII TITLE AND PERMITTED EXCEPTIONS		26
Section 8.1	Permitted Exceptions	26
Section 8.2	Title Commitment; Surveys	26
Section 8.3	Certain Exceptions to Title; Inability to Convey	27
Section 8.4	Title Policy	27
Section 8.5	Cooperation	28

ii

iii

Exhibits

Exhibit A	–	Form of Assignment and Assumption of Contracts and Leases
Exhibit B	–	Form of Assignment of Licenses, Permits and Warranties
Exhibit C	–	Form of Assignment and Assumption of Management Agreement
Exhibit D	–	Form of Deed
Exhibit E	–	Form of Bill of Sale
Exhibit F	–	Form of FIRPTA Certificate
Exhibit G	–	Form of Title Affidavit
Exhibit H	–	Form of Manager Estoppel Certificate

Schedules

Schedule A	–	Description of Property
Schedule 3.1(c)	–	Required Governmental Authority Consents
Schedule 3.1(d)	–	Required Third-Party Consents
Schedule 3.2(a)	–	Contracts Other Than Material Contracts
Schedule 3.2(c)	–	Litigation
Schedule 3.2(g)	–	Financial Information
Schedule 10.7(b)	–	Specified Accounts Receivable

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 23rd day of December, 2013, by and between CHESTNUT OWNERCO, LLC, a Delaware limited liability company (“OwnerCo”), CHESTNUT LEASECO, LLC, a Delaware limited liability company (“LeaseCo”; together with OwnerCo, individually or collectively as the context requires, “Seller”), and ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP, a Delaware limited partnership (“Buyer”).

Background

A. OwnerCo (i) is the owner of the land more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), the building and other improvements constructed thereon (the “Improvements”), and certain personal property in connection therewith (collectively with the Land and the Improvements, the “Property”) and (ii) leases the Property to LeaseCo pursuant to that certain Hotel Lease dated as of March 30, 2006 (the “Operating Lease”).

B. LeaseCo (i) leases the Property from OwnerCo, (ii) operates the Sofitel Chicago Water Tower at the Land (the “Hotel”) and (iii) owns certain personal property used in the management and operation of the Hotel (the “Additional Personal Property”).

C. LeaseCo and Accor Business and Leisure Management LLC, a Delaware limited liability company (“Manager”), entered into that certain Management Agreement dated as of March 30, 2006, together with the Joinder by OwnerCo, as amended by that certain First Amendment to Management Agreement dated as of February 2009, and as further amended by that certain Second Amendment to Management Agreement dated as of September 24, 2010 (as amended, the “Management Agreement”), pursuant to which LeaseCo engaged Manager to manage and operate the Hotel pursuant to the terms set forth therein.

D. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property, the Additional Personal Property and the Asset-Related Property (as defined below) (collectively, the “Assets”) on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. The capitalized terms used herein will have the following meanings.

“Accounts Payable” means all accrued amounts owed by Seller as of the Cut-Off Time and arising out of the ownership and operation of the Property; provided, however, the term Accounts Payable does not include Booking Deposits.

“Accounts Receivable” means all accrued amounts owed to Seller as of the Cut-Off Time and arising out of the ownership or operation of the Property, whether or not past due and whether or not a bill or statement has been presented to the Person owing such amount, including the following: room, food and beverage charges; telephone or telecopy charges; valet charges; charges for other services or merchandise; charges for banquets, meeting rooms, catering and the like; sales, use and occupancy taxes due from the consumers of goods and services; amounts owed from credit card companies pursuant to credit card receipts, whether or not such credit card receipts have been delivered by Seller to the applicable credit card companies; and deposits or prepayments made by or held for the account of Seller (including any utility deposits, and any deposits or prepayments made by a Manager for the account of Seller).

“Additional Deposit” shall have the meaning assigned thereto in Section 2.2(a).

“Affiliate” shall mean any Person (as defined below) that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall in any event include the ownership or power to vote fifty percent (50%) or more of the outstanding equity or voting interests, respectively, of such other Person.

“Agreement” shall mean this Agreement of Purchase and Sale and all amendments hereto, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time in accordance with the terms hereof.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Asset File” shall mean the materials with respect to the Assets previously delivered to Buyer or its representatives by or on behalf of Seller or made available to Buyer on an online data website.

“Asset-Related Property” shall have the meaning assigned thereto in Section 2.1(b).

“Assets” shall have the meaning assigned thereto in “Background” paragraph D.

“Assigned Accounts Receivable” shall have the meaning assigned thereto in Section 10.7(b).

“Assignment of Contracts” shall have the meaning assigned thereto in Section 6.1.

“Assignment of Licenses, Permits and Warranties” shall have the meaning assigned thereto in Section 6.1.

“Assignment of Management Agreement” shall have the meaning assigned thereto in Section 6.1.

“Basket Limitation” shall mean an amount equal to $250,000.

“Bill of Sale” shall have the meaning assigned thereto in Section 6.1.

“Booking Deposit” shall mean all room reservation deposits, public function, banquet, food and beverage deposits and other deposits or fees for Bookings.

“Bookings” shall mean all bookings and reservations for guest, conference and banquet rooms or other facilities, if applicable, at the Property.

“Books and Records” shall have the meaning assigned thereto in Section 2.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Buyer-Waived Breach” shall have the meaning assigned thereto in Section 11.3(a).

“Buyer’s Consultant” shall have the meaning assigned thereto in Section 15.2(b).

“Buyer’s Designee” shall have the meaning assigned thereto in Section 15.6(a).

“Buyer’s Knowledge” shall mean the actual knowledge of Buyer based upon the actual knowledge of David Brooks without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person. None of the named individuals shall have any personal liability by virtue of their inclusion in this definition.

“Buyer’s Objections” shall have the meaning assigned thereto in Section 8.2.

“Buyer’s Surviving Obligations” shall mean Buyer’s obligations under this Agreement that expressly survive the termination of this Agreement and/or the Closing.

“Cap Limitation” shall mean an amount equal to $4,000,000.

“Cash on Hand” shall have the meaning assigned thereto in Section 2.1(c).

“Claims” shall have the meaning assigned thereto in Section 7.4(a).

“Closing” shall have the meaning assigned thereto in Section 2.3(a).

“Closing Date” shall have the meaning assigned thereto in Section 2.3(a).

“Closing Date Extension Deposit” shall have the meaning assigned thereto in Section 2.3(a).

“Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to this Agreement, including, without limitation, each of the documents to be delivered by Seller pursuant to Section 6.2 and by Buyer pursuant to Section 6.1.

“Closing Statement” shall have the meaning assigned thereto in Section 6.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Condition of the Assets” shall have the meaning assigned thereto in Section 7.3(b).

“Consumables” shall have the meaning assigned thereto in Section 2.1(b).

“Contracts” shall mean, collectively, all agreements or contracts of Seller relating to the ownership, operation, maintenance and management of the Property, or any portion thereof, but excluding any documents evidencing or securing the Existing Financing of Seller.

“Cut-Off Time” shall have the meaning assigned thereto in the introductory paragraph to Article X.

“Deed” shall have the meaning assigned thereto in Section 6.2.

“Depositors” shall have the meaning assigned thereto in Section 15.20(b).

“Due Diligence Extension Payment” shall have the meaning assigned thereto in Section 2.2(a).

“Due Diligence Period” shall mean the period of time from the Effective Date to 5:00 p.m. Eastern Daylight Time on February 7, 2014, as may be extended pursuant to Section 2.2(a).

“Earnest Money” shall have the meaning assigned thereto in Section 2.2(a).

“Effective Date” shall mean the date of this Agreement.

“Employees” means all individuals who are employed on a full-time or part-time basis at, or with respect to, the Property.

“Environmental Claims” shall mean any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Materials over, on, in or under the Property, or the violation of any Environmental Laws with respect to the Property.

“Environmental Laws” means any Applicable Laws which regulate or control (i) Hazardous Materials, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Materials or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and (H) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.

“Environmental Liabilities” means any liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Materials or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on the Property and whether or not arising from the operations or activities with respect to the Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Materials.

“Escrow Account” shall have the meaning assigned thereto in Section 15.4(a).

“Escrow Agent” shall have the meaning assigned thereto in Section 2.2(a).

“Excluded Assets” shall have the meaning assigned thereto in Section 2.1(c).

“Excluded Personal Property” shall have the meaning assigned thereto in Section 2.1(c).

“Existing Financing” shall mean the mortgage loan encumbering the Property as of the Effective Date.

“Governmental Authority” shall mean any federal, state, local or foreign government or other political subdivision thereof, including, without limitation, any agency, court or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Guarantor” shall have the meaning assigned thereto in Section 11.4(a).

“Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at the Property as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Property, any restaurant, bar or banquet services, or any other goods or services provided to such guests or customers by or on behalf of Seller (or a Manager on behalf of Seller).

“Hazardous Materials” shall have the meaning assigned thereto in Section 7.3(b).

“Improvements” shall have the meaning assigned thereto in “Background” paragraph A.

“Incentive Management Fee” shall have the meaning assigned thereto in the Management Agreement.

“Initial Deposit” shall have the meaning assigned thereto in Section 2.2(a).

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 15.3(c).

“Land” shall have the meaning assigned thereto in “Background” paragraph A.

“LeaseCo” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Licenses and Permits” shall have the meaning assigned thereto in Section 2.1(b).

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), charge, security interest, option, restriction, arrangement, preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease or other arrangement having substantially the same effect as any of the foregoing.

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Management Agreement” shall have the meaning assigned thereto in “Background” paragraph C.

“Manager” shall have the meaning assigned thereto in “Background” paragraph B.

“Manager Estoppel Certificate” shall have the meaning assigned thereto in Section 6.2.

“Material Casualty” shall have the meaning assigned thereto in Section 9.2(b).

“Material Condemnation” shall have the meaning assigned thereto in Section 9.2(b).

“Material Contracts” shall mean all Contracts that are entered into directly by Seller (i.e., excluding any Contracts that are entered into by Manager on behalf of Seller or the Hotel) and either (i) are not terminable on 30 days’ or less notice without cost or penalty or (ii) require the payment of more than $100,000 in any calendar year.

“OFAC” shall have the meaning assigned thereto in Section 3.1(f).

“Operating Account” shall have the meaning assigned thereto in the Management Agreement.

“Operating Expenses” shall have the meaning assigned thereto in the Management Agreement, which includes without limitation the management fees payable to Manager, other than the Incentive Management Fee.

“Operating Lease” shall have the meaning assigned thereto in “Background” paragraph A.

“OwnerCo” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Parking Lease” shall mean that certain Lease dated as of May 6, 2011, by and between LeaseCo and Standard Parking Corporation, a Delaware corporation.

“Permitted Exceptions” shall mean all of the following: (i) applicable zoning and building ordinances and land use regulations, (ii) all matters set forth on the Survey that are deemed Permitted Exceptions pursuant to Section 8.2 or Section 8.3, (iii) the Liens, encumbrances, restrictions, exceptions and other matters set forth in the Title Commitment as exceptions or exclusions from coverage that are deemed Permitted Exceptions pursuant to Section 8.2 or Section 8.3 and (iv) the lien of real estate taxes and assessments not yet due and payable as of the Closing Date.

“Personal Property” shall have the meaning assigned thereto in Section 2.1(b).

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Plans and Specifications” shall have the meaning assigned thereto in Section 2.1(b).

“Post-Effective Date Voluntary Encumbrance” shall have the meaning assigned thereto in Section 8.3(a).

“Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).

“Releasees” shall have the meaning assigned thereto in Section 7.4(a).

“Replacement Reserve” shall have the meaning assigned thereto in the Management Agreement.

“Reporting Person” shall have the meaning assigned thereto in Section 15.3(c).

“Retail Merchandise” shall have the meaning assigned thereto in Section 2.1(b).

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller Verification Notices” shall have the meaning assigned thereto in Section 15.20(b).

“Seller’s Broker” shall have the meaning assigned thereto in Section 15.2(a).

“Seller’s Knowledge” shall mean the actual knowledge of Seller based upon the actual knowledge of Byron Blount with respect to the Assets, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person, other than an inquiry with the Manager. The named individual shall have no personal liability by virtue of his inclusion in this definition.

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.

“Seller’s Surviving Obligations” shall mean Seller’s obligations under this Agreement that expressly survive the termination of this Agreement and/or the Closing.

“Seller-Waived Breach” shall have the meaning assigned thereto in Section 11.3(b).

“Specified Accounts Receivables” shall have the meaning assigned thereto in Section 10.7(b).

“Survey” shall mean a current ALTA update to the survey of the Property by Joseph A. Lima, National Survey Service, Inc., field work completed on August 2, 2013.

“Taxes” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, intangible taxes, levies, imposts, duties, charges, fees (including impact fees), assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.

“Title Affidavit” shall have the meaning assigned thereto in Section 8.5.

“Title Commitment” shall mean shall mean a current owner’s title commitment with respect to the Property issued by the Title Company.

“Title Company” shall mean Chicago Title Insurance Company, 711 Third Avenue, New York, New York 10017, Attn: Lisa Zicchinella.

“Title Policy” shall have the meaning set forth in Section 8.4.

“Violations” shall mean all violations of Applicable Law now or hereafter issued or noted, including any open building permits and any fines or penalties associated with the foregoing.

“Voluntary Encumbrance” shall mean with respect to the Property, title exceptions affecting the Property that are knowingly and intentionally created by Seller through the execution by Seller of one or more instruments creating or granting such title exceptions; provided, however, that the term “Voluntary Title Encumbrances” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; and (b) any title exceptions that are approved, waived or deemed to have been approved or waived by Buyer or that are created in accordance with the provisions of this Agreement.

“WARN Act” shall mean the Worker’s Adjustment and Retraining Notification Act of 1988, and any similar state and local law applicable, as amended from time to time, and any regulations and guidance issued pursuant thereto.

ARTICLE II

SALE, CONSIDERATION AND CLOSING

Section 2.1 Sale of Assets.

(a) On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Assets.

(b) The transfer of the Assets to Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean the following:

(i) all of Seller’s right, title and interest in and to all easements, rights of way, privileges, covenants, common interests and other rights appurtenant to the Property and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Property and to the center line thereof;

(ii) all personal property, operating equipment and furniture, fixtures, equipment, tools, supplies and other personal property, including any vehicles (collectively, the “Personal Property”) (except items owned or leased by Manager or which are leased by Seller) owned by Seller, and all of Seller’s right, title and interest in and to all such Personal Property leased on behalf of Seller, which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property;

(iii) all food and beverages (alcoholic, to the extent transferable under Applicable Law, and non-alcoholic); engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, in each case whether partially used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Property, which are on hand on the date of this Agreement subject to such depletion and restocking as shall occur and be made in the normal course of business but in accordance with present standards, excluding, however, the Personal Property (collectively, the “Consumables”);

(iv) to the extent they may be transferred without consent under Applicable Law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated and entitlements for approved and future development of the Property;

(v) to the extent assignable without consent, all warranties, if any, issued to Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property (“Licenses and Permits”);

(vi) all merchandise located at the Property and held for sale to guests and customers thereof, or ordered for future sale at the Property as of the Cut-Off Time (“Retail Merchandise”);

(vii) the Management Agreement and all other Contracts;

(viii) the Parking Lease;

(ix) the Additional Personal Property, the Operating Account and the Replacement Reserve;

(x) all books and records relating to the ownership and operation of the Property, each to the extent in Seller’s possession or reasonably obtainable by Seller (the “Books and Records”);

(xi) to the extent assignable, (A) building permits and (B) the plans and specifications, engineering drawings and prints with respect to the improvements, all operating manuals, and all books, data and records regarding the physical components systems of the improvements at the Property, each to the extent assignable and in Seller’ possession (the “Plans and Specifications”); and

(xii) each reservation, commitment or agreement for the use of guest rooms, conference rooms, dining rooms or other facilities in the Property to the extent pertaining to periods from and after the Closing Date.

(c) Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly excluded from the Assets to be sold to Buyer (collectively, the “Excluded Assets”):

(i) Cash. The balances of all cash and securities and other cash equivalent interests held by Seller and deposited, held or contained in any account, bank or vault, including, without limitation, any cash held in reserves or escrow in connection with the Existing Financing, and reserves maintained by Seller, other than funds in the Operating Account and funds in the Replacement Reserve. Notwithstanding the foregoing, any and all cash on hand or on deposit in any house bank and all checks, traveler’s checks and bank drafts paid by guests at the resort at the Property and located on the Property (collectively, the “Cash on Hand”) shall not be Excluded Assets and at the Closing, Seller shall sell to Buyer in connection with the Property and Buyer shall purchase from Seller, at face value, in addition to the Purchase Price, the Cash on Hand;

(ii) Third Party Property. Any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Contract, (B) any Employees, (C) any guests or customers of the Property or (D) the Manager (collectively, the “Excluded Personal Property”);

(iii) Insurance Claims. Any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date subject to the terms of Section 9.2(a); and

(iv) Additional Reserved Seller Assets. Any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), the internal Books and Records of Seller relating, for example, to contributions and distributions prior to the Closing, any software not used exclusively in the day-to-day operation of the building, the name “Blackstone” and any derivations thereof, and any trademarks, service marks, trade names, brand marks, brand names, domain names, social media sites (such as Facebook or Twitter), trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Governmental Authority or other third party with respect to any improvement, subdivision or development obligations concerning the Property or any other real property, and any other intangible property that is not used exclusively in connection with the Property.

Section 2.2 Purchase Price.

(a) The aggregate consideration to be paid by Buyer to Seller for the Assets (subject to adjustment as specifically provided herein) shall be One Hundred Fifty-Three Million and No/100 Dollars ($153,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid to Seller as follows:

(i) Simultaneously with the execution of this Agreement, Buyer is delivering to the Title Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to Four Million and No/100 Dollars ($4,000,000.00) (together with all accrued interest thereon, the “Initial Deposit”) in immediately available funds by wire transfer to the Escrow Account. The Initial Deposit shall be fully refundable to Buyer in Buyer’s sole discretion for any reason if prior to the expiration of the Due Diligence Period, Buyer delivers to Seller written notice that Buyer has elected to terminate this Agreement for any or no reason. In the event Buyer does not deliver written notice to Seller prior to the expiration of the Due Diligence Period that Buyer has elected to terminate this Agreement, the Initial Deposit shall thereafter become nonrefundable to Buyer except as otherwise expressly set forth in this Agreement.

(ii) At any time prior to the originally scheduled expiration of the Due Diligence Period, Buyer may extend the Due Diligence Period to 5:00 p.m. Eastern Daylight Time on February 13, 2014 by (A) delivering to Seller written notice of Buyer’s intention to extend the Due Diligence Period and (B) directing Escrow Agent in writing to pay to Seller from the Initial Deposit an amount equal to Two Million and No/100 Dollars ($2,000,000.00) (the “Due Diligence Extension Payment”) in immediately available funds by a wire transfer to Seller pursuant to wire instructions provided by Seller to Escrow Agent, both of (A) and (B) being required by 5:00 PM Eastern Daylight Time on the originally scheduled expiration of the Due Diligence Period. Notwithstanding anything in this Agreement to the contrary, the Due Diligence Extension Payment shall be earned by Seller upon payment to Seller and shall be fully nonrefundable to Buyer (even if Buyer terminates this Agreement during the Due Diligence Period), except as expressly set forth in this Agreement.

(iii) In the event Buyer does not deliver written notice to Seller prior to the expiration of the Due Diligence Period that Buyer has elected to terminate this Agreement, Buyer shall deliver to Escrow Agent, by 5:00 PM Eastern Daylight Time on the date that is one (1) Business Day after the end of the Due Diligence Period, an amount equal to Four Million and No/100 Dollars ($4,000,000.00) (together with accrued interest thereon, the “Additional Deposit”; the Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall be collectively referred to as the “Earnest Money”) in immediately available funds by a wire transfer to the Escrow Account. Once deposited, the Additional Deposit shall become nonrefundable to Buyer except as otherwise expressly set forth in this Agreement.

(iv) If Seller has not received a notice of termination pursuant to the provisions of Section 2.2(a)(i) prior to the end of the Due Diligence Period, Buyer shall have been deemed to have waived its right to terminate this Agreement prior to the end of the Due Diligence Period and shall be obligated to purchase the Assets in accordance with, and subject to, the remaining provisions of this Agreement. If Buyer has not delivered written notice to Seller prior to the expiration of the Due Diligence Period that Buyer has elected to terminate this Agreement and the Additional Deposit is not deposited by Buyer by 5:00 PM Eastern Daylight Time on the date that is one (1) Business Day after the end of the Due Diligence Period, then Seller shall have the right to terminate this Agreement, and the Escrow Agent shall immediately disburse the Initial Deposit to Seller, which Initial Deposit shall constitute and be deemed to be the agreed and liquidated damages of Seller, and upon such disbursement, Seller and Buyer shall have no further obligation under this Agreement except those obligations that expressly survive the termination of this Agreement.

(v) At the Closing, the Earnest Money and the Due Diligence Extension Payment (if paid by Buyer to Seller) shall be applied to the Purchase Price, and Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to (A) the Purchase Price minus (B) the Earnest Money minus (C) the Due Diligence Extension Payment (if paid by Buyer to Seller), which amount shall be subject to such further adjustments as provided in this Agreement.

(b) Upon delivery to Escrow Agent by Buyer, the Earnest Money will be deposited by Escrow Agent in the Escrow Account, which shall be an interest-bearing account acceptable to Buyer and Seller and shall be held in escrow in accordance with the provisions of Section 15.4. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, Buyer shall receive a credit for such interest in accordance with the terms of this Agreement.

(c) No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

Section 2.3 The Closing. (a) The closing of the sale and purchase of the Assets (the “Closing”) shall take place on the date that is ten (10) days following the expiration of the Due Diligence Period (or if such day is not a Business Day, the next succeeding Business Day) (the “Closing Date”), TIME BEING OF THE ESSENCE with respect to such obligations hereunder on the Closing Date; provided, however, on or before the date that is five (5) days prior to the originally scheduled Closing Date, Buyer may extend the Closing Date by up to fifteen (15) days (or if such day is not a Business Day, the next succeeding Business Day) by (i) delivering to Seller written notice of Buyer’s intention to extend the Closing Date, which notice shall specify the extended Closing Date, and (ii) delivering to Escrow Agent an amount equal to One Million and No/100 Dollars ($1,000,000.00) (together with accrued interest thereon, the “Closing Extension Deposit”) in immediately available funds by a wire transfer to the Escrow Account, both of (i) and (ii) being required by 5:00 PM Eastern Daylight Time on the date that is five (5) days prior to the originally scheduled Closing Date. The Closing Extension Deposit shall become part of the “Earnest Money” for all purposes under this Agreement.

(b) The Closing shall be held on the Closing Date by mutually acceptable escrow arrangements. There shall be no requirement that Seller and Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to the Escrow Agent at the Closing Date unless the parties hereto mutually agree otherwise. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to the Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided, however, that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

Section 2.4 Allocated Purchase Price. On or before the expiration of the Due Diligence Period, Seller and Buyer shall agree to an allocation of the Purchase Price between the real property (land, building and building improvements), on the one hand, and the tangible and intangible personal property, on the other hand, which allocation shall only be required to be used for real estate transfer tax purposes.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF SELLER

Section 3.1 General Seller Representations and Warranties. Seller hereby represents and warrants to Buyer as follows (which representations and warranties shall survive Closing as provided in this Agreement):

(a) Formation; Existence. It is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Power and Authority. It has all requisite power and authority to enter into this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions provided for in this Agreement and the Closing Documents to which it is a party have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes, and the Closing Documents to be executed and delivered by it, when executed and delivered at the Closing, and assuming due authorization, execution and delivery by Buyer, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity)).

(c) No Consents. Except (i) as set forth in Schedule 3.1(c) and (ii) for any consent, license, approval, order, permit, authorization, registration, filing or declaration, the failure of which to obtain will not materially adversely affect (A) Seller’s ability to consummate the transactions contemplated by this Agreement, (B) the ownership of the Assets or (C) the operation of the Property, no consent or approval or any Governmental Authority is required to be obtained or made in connection with Seller’s execution, delivery and performance of this Agreement, the Closing Documents to which it is a party or any of the transactions required or contemplated hereby or thereby.

(d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement and the Closing Documents to which it is a party does not and will not (with or without notice or lapse of time or both) (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is bound except as set forth on Schedule 3.1(d) or (iii) violate any Applicable Law relating to it or its Property.

(e) Foreign Person. Seller is a disregarded entity for U.S. federal income tax purposes and the owner of Seller for U.S. federal tax purposes is not a “foreign person” as defined in Section 1445 of the Code and the regulations issued thereunder.

(f) Anti-Terrorism Laws. It is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action by a Governmental Authority relating thereto.

(g) Bankruptcy. Seller is not a debtor under any bankruptcy proceedings, voluntary or involuntary, and has not made an assignment for the benefit of its creditors.

Section 3.2 Representations and Warranties of Seller as to the Assets. Subject to the information disclosed in the Asset Files and matters of public record relating to or in connection with the Property, Seller hereby represents and warrants to Buyer as follows:

(a) Contracts and Leases. To Seller’s Knowledge, the Management Agreement, the Parking Lease and the Operating Lease constitute all of the Material Contracts as of the date hereof. As of the date hereof, (A) Seller has delivered or made available to Buyer true and complete copies of such Material Contracts, (B) Seller has not given or received any written notice of any breach or default under any such Material Contract that has not been cured and (C) to Seller’s Knowledge after inquiry of the general manager of the Hotel, (1) Schedule 3.2(a) sets forth a complete list of all Contracts other than the Material Contracts and (2) there are no leases, concessions or occupancy agreements entered into by Manager on behalf of Seller or the Hotel. To Seller’s Knowledge, there are no leases, concessions or occupancy agreements entered into by Seller (not including leases, concessions or occupancy agreements entered into by Manager on behalf of Seller or the Hotel) with respect to the Property other than the Parking Lease and the Operating Lease.

(b) Condemnation. As of the date hereof, there are no condemnation or eminent domain proceedings pending or, to Seller’s Knowledge, threatened in writing against the Property.

(c) Litigation. Except as set forth in Schedule 3.2(c), as of the date hereof, there are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller or affecting Seller or the Property. Seller is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority.

(d) Ownership of the Personal Property. To Seller’s Knowledge, Seller has good and valid title to the Personal Property (other than the Excluded Personal Property) and the same is (or will be at Closing) free and clear of all Liens, charges and encumbrances, other than the rights of any vendors or suppliers under Contracts and any Permitted Exceptions.

(e) Environmental Matters. As of the date hereof, Seller has not received any written notice from any Governmental Authority of any material Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to the Property which has not been cured.

(f) Employees. Seller does not have any Employees. All Employees who provide management services at the Properties are employees of the Manager and not Seller. Neither Seller nor, to Seller’s Knowledge after inquiry of the general manager of the Hotel, Manager is a party to any union or other collective bargaining agreement with Employees employed in connection with the ownership, operation or maintenance of the Property. Manager has not informed or notified Seller within the last nine (9) months that the Employees of the Property have engaged in any material activities to organize a union of such Employees.

(g) Financial Information. To Seller’s Knowledge, the financial information that has been delivered or made available to Buyer, and which is listed on Schedule 3.2(g), is the financial information that Manager has prepared and delivered to Seller in the ordinary course.

(h) Termination of Operating Lease. Pursuant to the terms of the Operating Lease, the Operating Lease will automatically terminate upon the sale of the Property to a third party (i.e., Buyer or Buyer’s Designee) without any further action required.

Section 3.3 Amendments to Schedules; Limitations on Representations and Warranties of Seller. Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing by providing a written copy of such amendment or supplement to Buyer; provided, however, that any amendment or supplement to the schedules to this Agreement shall have no effect for the purposes of determining whether Section 5.2(a) has been satisfied, but shall have effect only for the purposes of limiting the defense and indemnification obligations of Seller for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement. Notwithstanding the foregoing, if Buyer elects to close with the knowledge of, and notwithstanding any such failure of a condition to its obligation to close, then Buyer shall not be entitled to bring any claims against Seller following the Closing due to a breach of a representation or warranty based on any amendment or supplement described in this Section 3.3(a).

Section 3.4 Covenants of Seller Prior to Closing.

(a) Insurance. From the date hereof until Closing, Seller shall (a) keep the Property insured against fire and other hazards covered by the insurance policies maintained (or policies that are similar in all material respects) by Seller on the date of this Agreement.

(b) Operation. From the date hereof until Closing, Seller shall (i) operate and maintain the Property in the ordinary course of business and generally consistent with Seller’s past practices with respect to the Property, except that Seller shall not be required to make any capital improvement or replacements to the Property or cure or remove any Violations, (ii) not direct Manager to not cure or remove any non-capital Violations that Manager would cure in the ordinary course and consistent with past practices, provided, however, that this covenant is not a guarantee that any Violation will be cured at or before the Closing and (iii) not actively market the Property for sale or enter into any material discussions or negotiations with potential purchasers of the Property.

(c) New Contracts. Seller shall neither enter into any new third party Contracts or leases nor amend, supplement, terminate or otherwise modify any Contract or leases without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s reasonable discretion, provided, however, this Section 3.4(c) shall not restrict Seller’s ability to approve Manager’s entry into agreements and contracts pursuant to the Management Agreement and in accordance with Section 3.4(b) of this Agreement.

(d) Litigation. From the date hereof until Closing, Seller shall advise Buyer promptly of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority which affects Seller or the Property and is instituted after the date of this Agreement.

(e) Taxes, Charges, etc. From the date hereof until Closing, Seller shall continue to pay or cause to be paid all Taxes, water and sewer charges and perform all material obligations under the Material Contracts in the ordinary course of business.

(f) Transfer. From the date hereof until Closing, Seller shall not transfer, sell or otherwise dispose of the Property or any item of Personal Property without the prior written consent of Buyer, except for the use and consumption of inventory and other supplies, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

(g) Excluded Assets. Nothing in this Section 3.4 shall restrict Seller’s rights with respect to any of the Excluded Assets or give Buyer any approval or other rights with respect thereto.

(h) Independent Audit. Promptly following the execution of this Agreement, Seller shall request Manager to provide to Buyer’s representatives and independent accounting firm access to financial and other information relating to the Property in the possession of or otherwise available to Manager which would be sufficient to enable Buyer’s representatives and independent accounting firm to prepare audited financial statements for the two (2) calendar years prior to the Closing and during the year in which the Closing occurs in conformity with generally accepted accounting principles and to enable them to prepare such statements, reports or disclosures as Buyer may deem necessary or advisable, all at Buyer’s expense. Seller shall request Manager to provide to Buyer’s independent accounting firm a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall authorize and shall cause Manager to authorize any attorneys who have represented Seller or Manager in material litigation pertaining to or affecting the Property to respond, at Buyer’s expense, to inquiries from Buyer’s representatives and independent accounting firm. If and to the extent Seller’s financial statements pertaining to the Property for any periods during the two (2) calendar years prior to the Closing and during the year in which the Closing occurs have been audited, promptly after the execution of this Agreement, Seller shall provide Buyer with copies of such audited financial statements and shall cooperate with Buyer’s representatives and independent public accountants to enable them to contact the auditors who prepared such audited financial statements and to obtain, at Buyer’s expense, a reissuance of such audited financial statements.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF BUYER

Section 4.1 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Formation; Existence. It is a limited partnership duly incorporated, validly existing and in good standing under the laws of the State of Delaware and will be qualified to do business in the State of Illinois on the Closing Date.

(b) Power and Authority. It has all requisite power and authority to enter into this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions provided for in this Agreement and the Closing Documents to which it is a party have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes, and the Closing Documents to be executed and delivered by it, when executed and delivered at the Closing and assuming due authorization, execution and delivery by Seller, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity)).

(c) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority is required to be obtained or made in connection with the delivery and performance of this Agreement, the Closing Documents to which it is a party or any of the transactions required or contemplated hereby.

(d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement and the Closing Documents to which it is a party does not and will not (with or without notice or lapse of time or both) (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, indenture, mortgage, deed of trust or loan agreement to which it is a party in its individual capacity, or (iii) violate any Applicable Law relating to Buyer or its subsidiaries or its assets or properties.

(e) Bankruptcy. It is not a debtor under any bankruptcy proceedings, voluntary or involuntary, and has not made an assignment for the benefit of its creditors.

(f) Litigation. There are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer or affecting Buyer which, if determined adversely to such entity, would adversely affect the ability of Buyer to perform its obligations hereunder. Buyer is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect the ability of Buyer to perform its obligations hereunder.

(g) Anti-Terrorism Laws. It is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action by a Governmental Authority relating thereto.

(h) Management Agreement Representations. Buyer hereby represents and warrants to Seller that, to Buyer’s Knowledge, Buyer or Buyer’s Designee (as applicable) (i) is not a “Competitor” (as defined in the Management Agreement) and (ii) satisfies the net worth requirement set forth in Section 12.2 of the Management Agreement.

Section 4.2 Covenants of Buyer.

(a) Transferee Requirements. Buyer shall reasonably cooperate with Seller (including providing relevant financial information) to obtain Manager’s acceptance, on or before the Closing Date, that Buyer or Buyer’s Designee (as applicable) (i) is not a “Competitor” (as defined in the Management Agreement), (ii) is not generally recognized in the community as being a Person of ill repute or is a Person with whom a prudent business Person would not wish to associate in a commercial venture, and (iii) satisfies the net worth requirement set forth in Section 12.2 of the Management Agreement.

(b) Bookings. Buyer shall honor all existing Bookings and all other Bookings made in accordance with this Agreement for any period beginning on or after the Closing Date.

(c) Contracts. Buyer shall assume as of the Closing the Contracts.

(d) Liquor License. As soon as reasonably practicable following the Closing Date, Buyer shall inform the City of Chicago Local Liquor Control Commissioner that (i) Buyer is the new owner of the Property, (ii) Manager will continue to manage the Property in accordance with the Management Agreement and (iii) Manager will continue to hold the liquor license. This Section 3.5(d) shall survive the Closing.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.1 Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transfer of the Assets to Buyer on the Closing Date is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

(a) Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date).

(b) Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing;

(c) Seller shall have received all of the documents required to be delivered by Buyer under Article VI;

(d) Seller shall have received the Purchase Price in accordance with Section 2.2 and all other amounts due to Seller hereunder;

(e) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby;

(f) No action, suit or other proceeding shall be pending which shall have been brought by a person or entity to restrain, prohibit or change in any material respect the transactions contemplated under this Agreement; and

Section 5.2 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to purchase and pay for the Assets is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

(a) Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date);

(b) Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing;

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority shall be in effect as of the Closing which restrains or prohibits the transfer of the applicable Assets or the consummation of any other transaction contemplated hereby;

(d) No action, suit or other proceeding shall be pending which shall have been brought by a person or entity to restrain, prohibit or change in any material respect the transactions contemplated under this Agreement.

(e) Title to the Property shall be delivered to Buyer in the manner required under Section 8.1; and

(f) Buyer shall have received all of the documents required to be delivered by Seller under Article VI.

Section 5.3 Waiver of Conditions Precedent. The Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing.

ARTICLE VI

CLOSING DELIVERIES

Section 6.1 Buyer Deliveries. Buyer shall deliver the following documents to Escrow Agent at the Closing:

(a) an assignment and assumption of the Contracts (the “Assignment of Contracts”) duly executed by Buyer in substantially the form of Exhibit A hereto;

(b) an assignment of all warranties, permits and licenses with respect to the Property, duly executed by Buyer in substantially the form of Exhibit B attached hereto (an “Assignment of Licenses, Permits and Warranties”);

(c) a bill of sale with respect to the Personal Property located at the Property (a “Bill of Sale”), duly executed by Buyer in substantially the form of Exhibit E hereto;

(d) such other assignments, instruments of transfer, and other documents as Seller and Title Company may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by Buyer;

(e) a duly executed officer’s certificate from Buyer certifying that Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(f) a PTAX-203 Illinois Real Estate Transfer Declaration, duly executed by Buyer;

(g) a PTAX-203-A Illinois Real Estate Transfer Declaration Supplemental Form A, duly executed by Buyer;

(h) a Cook County Real Estate Transfer Declaration, duly executed by Buyer;

(i) a City of Chicago Real Property Transfer Tax Declaration, duly executed by Buyer;

(j) a CRT-61 Certificate of Resale, duly executed by Buyer;

(k) an assignment and assumption of the Management Agreement (the “Assignment of Management Agreement”), duly executed by Buyer in substantially the form of Exhibit C hereto;

(l) a closing statement prepared and approved by Seller and Buyer, consistent with the terms of this Agreement (the “Closing Statement”), duly executed by Buyer or Buyer’s Designee (as applicable).

Section 6.2 Seller Deliveries. Seller shall deliver the following documents to Escrow Agent at the Closing:

(a) a special warranty deed (a “Deed”) in substantially the form attached hereto as Exhibit D, duly executed by OwnerCo;

(b) an Assignment of Contracts, duly executed by OwnerCo and LeaseCo;

(c) a Bill of Sale, duly executed by OwnerCo and LeaseCo;

(d) an Assignment of Licenses, Permits and Warranties of Seller, duly executed by OwnerCo and LeaseCo;

(e) an Assignment of Management Agreement, duly executed by OwnerCo and LeaseCo;

(f) an estoppel certificate from Manager to Buyer in substantially the form attached hereto as Exhibit H (excluding, however, any provisions that Manager is not obligated to provide under the Management Agreement) (the “Manager Estoppel Certificate”);

(g) such other assignments, instruments of transfer, and other documents as Buyer and Title Company may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by OwnerCo and/or LeaseCo, as applicable;

(h) a duly executed officer’s certificate from Seller certifying that Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(i) an executed incumbency certificate from OwnerCo’s and LeaseCo’s sole member certifying the authority of the officers of such sole member to execute this Agreement and the other documents delivered by OwnerCo and LeaseCo to Buyer at the Closing;

(j) a PTAX-203 Illinois Real Estate Transfer Declaration, duly executed by OwnerCo;

(k) a PTAX-203-A Illinois Real Estate Transfer Declaration Supplemental Form A, duly executed by OwnerCo;

(l) a Cook County Real Estate Transfer Declaration, duly executed by OwnerCo;

(m) a City of Chicago Real Property Transfer Tax Declaration, duly executed by OwnerCo;

(n) an affidavit that Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit F hereto;

(o) the Closing Statement, duly executed by Seller;

(p) the Title Affidavit, duly executed by OwnerCo;

(q) a personal gap undertaking or indemnity, if required by Title Company, duly executed by OwnerCo;

(r) a current Full Payment Certificate, as issued by the City of Chicago Department of Finance in sufficient form to permit the recording of the Deed;

(s) a release or certificate from the Illinois Department of Revenue (the “DOR”) issued in response to Seller’s filing of a CBS-1 Notice of Sale, Purchase, or Transfer of Business Assets form, showing any amount claimed due from Seller to DOR or stating that no such amount is due. To the extent that such certificate shall disclose any amounts due and owing, such amounts shall either be: (i) paid by Seller prior to Closing, and Seller shall provide evidence of such payment to Buyer, or (ii) paid over to the DOR at Closing; and

(t) a release or certificate from the Chicago Department of Finance (the “DOF”) issued in response to Buyer’s filing of a Bulk Sales Notification form, showing any amount claimed due from Seller to DOF or stating that no such amount is due. To the extent that such certificate shall disclose any amounts due and owing, such amounts shall either be: (i) paid by Seller prior to Closing, and Seller shall provide evidence of such payment to Buyer, or (ii) paid over to the DOF at Closing.

Section 6.3 Cooperation. In the event any Asset-Related Property is not assignable (such as a letter of credit that is not transferable), Seller shall use commercially reasonable efforts to provide Buyer, at no cost to Seller, with the economic benefits of the Property by enforcing the Asset-Related Property (at Buyer’s direction) for the benefit and at the expense of Buyer. The obligations under this Section 6.3 shall survive the Closing.

ARTICLE VII

INSPECTION

Section 7.1 General Right of Inspection. Through the earlier of Closing or the termination of this Agreement in accordance with the terms hereof, Buyer and its agents shall have the right, upon reasonable prior written notice to Seller (which shall in any event be at least 24 hours in advance) and at Buyer’s sole cost, risk and expense, to inspect the Property during normal business hours on Business Days, provided, however, that any such inspection shall not unreasonably impede the normal day-to-day business operation of the Property and, provided, further, that a representative of Seller shall be entitled to accompany Buyer and its agents on such inspection. Notwithstanding the foregoing, Buyer shall not have the right to interview any hotel guests or licensees, or other users or occupants of the Property, without the prior written consent of Seller (which may be granted or denied in Seller’s reasonable discretion), or to do any invasive testing of the Property without the prior written consent of Seller (which may be granted or denied in Seller’s sole and absolute discretion). A representative of Seller shall be entitled to accompany Buyer and its agents on any such permitted interviews and testing, provided, however, that Buyer may consult with its advisors, potential operators and sales people without Seller being present. Buyer’s right of inspection of the Property shall be subject to the rights of hotel guests and licensees and the rights of the Manager under the Management Agreement. Prior to any such inspection, Buyer shall deliver to Seller certificates reasonably satisfactory to Seller evidencing that Buyer’s consultants and agents carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to Seller in its reasonable discretion, in all cases naming Seller as an additional insured and loss payee thereunder. Buyer hereby indemnifies and agrees to defend and hold Seller and Seller-Related Entities (as defined below) harmless from and against all Losses arising out of, resulting from relating to or in connection with or from any such inspection by Buyer or its agents, except to the extent such claim or damage was caused solely by Seller or Seller’s agents or is the result of the mere discovery of pre-existing conditions. At Seller’s request, Buyer will promptly furnish without representation or warranty to Seller copies of any environmental or engineering reports (which did not contain any proprietary information regarding Buyer) received by Buyer relating to any inspections of the Property. The provisions of this Section 7.1 shall survive the Closing and/or any termination of this Agreement.

Section 7.2 DISCLAIMER. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE ASSETS IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE ASSETS NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF, FURNISHED BY SELLER, ITS REPRESENTATIVES OR ANY OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF EXCEPT, IN EACH CASE, AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS.

Section 7.3 EXAMINATION; NO CONTINGENCIES.

(a) IN ENTERING INTO THIS AGREEMENT, BUYER HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, OR ANY PARTNER OF SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE ASSET, THE CONDITION OF THE ASSETS OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. BUYER’S OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY CONTINGENCIES, DILIGENCE OR CONDITIONS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE ASSETS OR THE CONDITION OF THE ASSETS. BUYER AGREES THAT THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE WITHOUT STATUTORY, EXPRESS OR IMPLIED WARRANTY, REPRESENTATION, AGREEMENT, STATEMENT OR

EXPRESSION OF OPINION OF OR WITH RESPECT TO THE CONDITION OF THE ASSETS OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, (I) ANY AND ALL STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES RELATED TO THE SUITABILITY FOR HABITATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, (II) ANY STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE, BY ANY DESCRIPTION OF THE ASSETS OR BY OPERATION OF LAW, AND (III) ALL OTHER STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES BY SELLER WHATSOEVER. BUYER ACKNOWLEDGES THAT BUYER HAS KNOWLEDGE AND EXPERTISE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BUYER TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b) FOR PURPOSES OF THIS AGREEMENT, THE TERM “CONDITION OF THE ASSETS” MEANS THE FOLLOWING MATTERS:

(i) PHYSICAL CONDITION OF THE PROPERTY. THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTY; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE PROPERTY, THE LOCATION OF THE PROPERTY IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA, THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE PROPERTY AND THE IMPROVEMENTS LOCATED THEREON. “HAZARDOUS MATERIALS” MEANS (A) THOSE SUBSTANCES INCLUDED WITHIN THE DEFINITIONS OF ANY ONE OR MORE OF THE TERMS “HAZARDOUS SUBSTANCES,” “TOXIC POLLUTANTS”, “HAZARDOUS MATERIALS”, “TOXIC SUBSTANCES”, AND “HAZARDOUS WASTE” IN THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, 42 U.S.C. § 9601 ET SEQ. (AS AMENDED), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, 49 U.S.C. SECTIONS 1801 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 AS AMENDED, 42 U.S.C. SECTION 6901 ET SEQ., SECTION 311 OF THE CLEAN WATER ACT, 15 U.S.C. § 2601 ET SEQ., 33 U.S.C. § 1251 ET SEQ., 42 U.S.C. 7401 ET SEQ., AND THE REGULATIONS AND PUBLICATIONS ISSUED UNDER ANY SUCH LAWS, (B) PETROLEUM, RADON GAS, LEAD BASED PAINT, ASBESTOS OR ASBESTOS CONTAINING MATERIAL AND POLYCHLORINATED BIPHENYLS AND (C) MOLD OR WATER CONDITIONS WHICH MAY EXIST AT THE PROPERTY OR OTHER SUBSTANCES, WASTES OR MATERIALS LISTED OR DEFINED BY ANY STATE OR LOCAL STATUTES, REGULATIONS AND ORDINANCES PERTAINING TO THE PROTECTION OF HUMAN HEALTH AND THE ENVIRONMENT.

(ii) ADEQUACY OF THE ASSET. THE ECONOMIC FEASIBILITY, CASH FLOW AND EXPENSES OF THE ASSET, AND HABITABILITY, MERCHANTABILITY, FITNESS, SUITABILITY AND ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR USE OR PURPOSE.

(iii) LEGAL COMPLIANCE OF THE ASSET. THE COMPLIANCE OR NON-COMPLIANCE OF SELLER OR THE OPERATION OF THE ASSETS OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF, (I) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE ASSETS , INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE ASSETS THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF THE ASSETS UNDER ANY APPLICABLE LEGAL REQUIREMENTS AND (II) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND OPERATION OF THE ASSETS.

(iv) MATTERS DISCLOSED IN THE SCHEDULES AND THE ASSET FILE. THOSE MATTERS REFERRED TO IN THIS AGREEMENT AND THE DOCUMENTS LISTED ON THE SCHEDULES ATTACHED HERETO AND THE MATTERS DISCLOSED IN THE ASSET FILE.

(v) INSURANCE. THE AVAILABILITY, COST, TERMS AND COVERAGE OF LIABILITY, HAZARD, COMPREHENSIVE AND ANY OTHER INSURANCE OF OR WITH RESPECT TO THE ASSETS OR ANY PORTION THEREOF.

(vi) CONDITION OF TITLE. SUBJECT TO SECTION 8.3, THE CONDITION OF TITLE TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, VESTING, LEGAL DESCRIPTION, MATTERS AFFECTING TITLE, TITLE DEFECTS, LIENS, ENCUMBRANCES, BOUNDARIES, ENCROACHMENTS, MINERAL RIGHTS, OPTIONS, EASEMENTS, AND ACCESS; VIOLATIONS OF RESTRICTIVE COVENANTS, ZONING ORDINANCES, SETBACK LINES, OR DEVELOPMENT AGREEMENTS; THE AVAILABILITY, COST, AND COVERAGE OF TITLE INSURANCE; LEASES, RENTAL AGREEMENTS, OCCUPANCY AGREEMENTS, RIGHTS OF PARTIES IN POSSESSION OF, USING, OR OCCUPYING THE PROPERTY; AND STANDBY FEES, TAXES, BONDS AND ASSESSMENTS.

Section 7.4 RELEASE.

(a) BUYER HEREBY AGREES THAT SELLER, AND EACH OF SELLER’S PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, ASSET MANAGERS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLY ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS OR THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE ASSETS OR THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTY REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE ASSETS , (C) ANY AND ALL MATTERS RELATED TO THE ASSETS OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE ASSETS AND EACH PART THEREOF, (D) ANY AND ALL MATTERS RELATED TO THE CURRENT OR FUTURE ZONING OR USE OF THE PROPERTY, AND (E) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT THE PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL RELEASEES BE RELEASED FROM ANY CLAIMS ARISING PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT OR SELLER’S OBLIGATIONS, IF ANY, UNDER THE CLOSING DOCUMENTS. BUYER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, A PRIVATE RIGHT OF ACTION UNDER THE FEDERAL SUPERFUND LAWS, 42 U.S.C. SECTIONS 9601 ET SEQ. AND SIMILAR STATE ENVIRONMENTAL LAWS (AS SUCH LAWS AND STATUTES MAY BE AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME), DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR THEIR AGENTS IN CONNECTION WITH CLAIMS DESCRIBED ABOVE.

(b) IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED

UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY BUYER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER.

(c) SELLER HAS GIVEN BUYER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR BUYER AGREEING TO THE PROVISIONS OF THIS SECTION 7.4. THE PROVISIONS OF THIS SECTION 7.4 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

Section 8.1 Permitted Exceptions. The Property shall be sold and is to be conveyed, and Buyer agrees to purchase the Property, subject only to the Permitted Exceptions.

Section 8.2 Title Commitment; Surveys.

Not later than fifteen (15) days prior to the expiration of the Due Diligence Period, Buyer shall notify Seller of any matters shown on the Survey or identified in the Title Commitment that Buyer is unwilling to accept (collectively, “Buyer’s Objections”). If any of Buyer’s Objections consist of delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge any such Buyer’s Objection (or bond over such that any such Buyer’s Objection is omitted from the Title Policy). For such purposes, Seller may use all or a portion of the cash from Buyer’s payment of the Purchase Price at Closing. Seller shall not be obligated to incur any expenses to cure any non-monetary Buyer’s Objections unless Seller agrees to cure such non-monetary Buyer’s Objections as hereinafter provided. Seller shall notify Buyer within five (5) days after receipt of notice of Buyer’s Objections whether Seller agrees to cure such non-monetary Buyer’s Objections. If Seller notifies Buyer in writing within such five (5) day period that Seller agrees to cure such non-monetary Buyer’s Objections, Seller shall correct such non-monetary Buyer’s Objections on or before the Closing Date to the reasonable satisfaction of Buyer. If Seller does not notify Buyer within such five (5) day period of Seller’s agreement to cure such non-monetary Buyer’s Objections, Seller shall be deemed to have elected not to cure such non-monetary Buyer’s Objections, and Buyer shall elect (1) to waive such non-monetary Buyer’s Objections without any abatement in the Purchase Price or (2) to terminate this Agreement, in which case the Earnest Money shall be returned to Buyer and the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement. Seller shall not, after the date of this Agreement, subject the Property to or permit or suffer to exist any liens (other than for real estate taxes not yet due and payable), encumbrances, covenants, conditions, restrictions, easements or other title matters (except to the extent that the above-listed items are bonded over such that they are omitted from the Title Policy) or seek any zoning changes or take any other action which may affect or modify the status of title after the Closing Date without Buyer’s prior written consent. All title matters revealed by the Title Commitment and Survey that are waived or not objected to by Buyer as provided above (other than delinquent taxes, mortgages, deeds of trust, security agreements and other liens and charges that are to be paid at Closing as provided above) shall be deemed Permitted Exceptions.

Section 8.3 Certain Exceptions to Title; Inability to Convey.

(a) The Property shall be conveyed by Seller, and Buyer agrees to acquire the Property, subject only to the Permitted Exceptions. In the event Seller is unable to convey title to the Property subject only to the Permitted Exceptions, and Buyer has not, at least five Business Days prior to the Closing Date, given notice to Seller that Buyer is willing to waive objection to each title exception which is not a Permitted Exception, Buyer may elect, as its sole and exclusive remedy therefore, to either (x) terminate this Agreement by giving written notice to Seller and Escrow Agent, in which event the Earnest Money shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (y) waive such title objections, in which event such title objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over, at its expense any non-monetary title matters which are not Permitted Exceptions, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of such title matter. Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated at Closing to cause the release of (i) any Voluntary Encumbrance created by Seller on or after the Effective Date (each, a “Post-Effective Date Voluntary Encumbrance”), provided, if a Post-Effective Date Voluntary Encumbrance is bonded over by Seller or others at the Closing such that it is omitted from the Title Policy (or is otherwise insured over by the Title Company), then Seller shall be deemed to have satisfied the provisions of this sentence and caused the release of such Post-Effective Date Voluntary Encumbrance. The parties acknowledge and agree that Seller shall have the right to apply or cause Escrow Agent to apply all or any portion of the Purchase Price to cause the release of any Post-Effective Date Voluntary Encumbrance.

(b) Except as expressly set forth in Section 8.2 and Section 8.3(a), nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Buyer have any right of action against Seller, at law or in equity, for Seller’s inability to convey title to the Property subject only to the Permitted Exceptions.

(c) Without limiting any of Seller’s representations or covenants expressly set forth in this Agreement, Buyer agrees to purchase the Property subject to any and all Violations, or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations (and shall have no duty to remove or close any open building permits), or other conditions, and Buyer shall accept the Property subject to all such Violations (and any open building permits), the existence of any conditions at the Property which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price.

Section 8.4 Title Policy. At Closing, Buyer may arrange for the Title Company to issue, or irrevocably commit to issue, to Buyer, an extended coverage ALTA owner’s form title policy (the “Title Policy”) with respect to the Property, which shall be in the form of the Title Commitment, in the amount of the Purchase Price with respect to the Property, and insure that fee simple title to the Property is vested in Buyer subject only to the Permitted Exceptions. In such case, Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to any Title Policy as

Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transactions contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

Section 8.5 Cooperation. Buyer and Seller shall cooperate with the Title Company in connection with obtaining title insurance insuring title to the Property subject only to the Permitted Exceptions. In furtherance and not in limitation of the foregoing, at or prior to the Closing, Buyer and Seller, as applicable, and to the extent requested by the Title Company, shall deliver to the Title Company (i) evidence sufficient to establish (x) the legal existence of Buyer and Seller and (y) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, (ii) a certificate of good standing of Seller issued by the State of Delaware (iii) a certificate of good standing of Seller issued by the State of Illinois, and (iv) an affidavit of Seller in the form attached hereto as Exhibit G (the “Title Affidavit”).

ARTICLE IX

TRANSACTION COSTS; RISK OF LOSS

Section 9.1 Transaction Costs.

(a) Buyer and Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Assets. At Closing, Seller shall pay the amount of any transfer tax imposed by the State of Illinois and the County of Cook on the transfer of title to the Assets. The transfer tax stamps imposed by the City of Chicago shall be paid $7.50/$1,000.00 by Buyer and $3.00/$1,000.00 by Seller. All recording charges in connection with any documents needed to clear title, release of mortgage and security documents, and all amounts payable to discharge the existing mortgages and Liens appearing as Schedule B requirements on the Title Commitment shall be paid by Seller. In addition to the foregoing and their respective apportionment obligations under Article X hereunder, (i) Seller and Buyer shall each be responsible for (x) the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the transactions contemplated by this Agreement, and (y) one-half of the reasonable fees and expenses of the Escrow Agent, and (ii) Buyer shall be responsible for all costs and expenses associated with (A) Buyer’s due diligence, (B) any title insurance premiums, including the costs of any endorsements, title search charges, survey costs or similar expenses, and (C) all other recording charges not referenced above in this Section 9.1. Any other closing costs not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar properties located in the same metropolitan area as the Property.

(b) Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 9.1. The provisions of this Section 9.1 shall survive the Closing or the termination of this Agreement.

Section 9.2 Risk of Loss.

(a) If, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Buyer and, at Closing, Seller will credit against the Purchase Price payable by Buyer at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by Seller as a result of such casualty or condemnation, together with a credit for any deductible under such insurance and any uninsured losses, less any amounts spent to restore. If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Assets (without any credit for such insurance or condemnation proceeds except for a credit for any deductible under such insurance and any uninsured losses) and Seller will at Closing assign to Buyer all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b) Notwithstanding the provisions of Section 9.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, Buyer shall have the right, exercised by notice to Seller no more than five (5) days after Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Earnest Money and the Due Diligence Extension Payment shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If Buyer fails to timely terminate this Agreement in accordance with this Section 9.2(b), the provisions of Section 9.2(a) shall apply. As used in this Section 9.2(b), a “Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that, in Seller’s reasonable judgment, is expected to cost in excess of five percent (5%) of the Purchase Price to repair. As used in this Section 9.2(b), a “Material Condemnation” shall mean a taking of the Property or any material portion thereof, or a taking that, in Seller’s reasonable judgment (a) materially adversely affects pedestrian or vehicular access to the Property on a permanent basis, as a result of a condemnation or eminent domain proceedings, (b) permanently and materially impairs the use of the Property, and (c) which cannot be restored to substantially the same use as before the taking.

ARTICLE X

ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Buyer as of 11:59 P.M. on the day preceding the Closing (the “Cut-Off Time”), without duplication, based upon a 365 day year, with Seller being entitled to all benefits and responsible for all burdens prior to the Cut-Off Time and Buyer being entitled to all benefits and responsible for all burdens after the Cut-Off Time:

Section 10.1 Taxes. 2013 and 2014 real estate taxes assessed against the Land shall be prorated between Seller and Buyer on an accrual basis based upon the actual current tax bill. Because the final 2013 tax bill and the final 2014 tax bill will not be available as of the Closing Date, Seller and Buyer shall initially prorate the 2013 and 2014 taxes at the Closing based upon the final 2012 tax bill, and shall reprorate the 2013 and 2014 taxes retroactively when the final 2013 tax bill is available; provided, however, that in no event shall Seller be charged with or responsible for any increase in real estate taxes resulting from the sale of the Land to Buyer or from any improvements made or leases entered into on or after the Closing. The proration of 2014 taxes will be reprorated based upon the final 2013 tax bill, such reproration shall be final, and there shall be no reproration when the final 2014 tax bill is available. Refunds of taxes and assessments and proceedings to determine the assessed value of the Land or the real estate taxes payable with respect to the Land shall be governed by Article XI. The provisions of this Section shall survive the Closing until November 30, 2014.

Section 10.2 Utilities. With respect to electricity, telephone, television, gas, fuel, water and sewer services which are metered, trash removal and other utilities, Seller shall use reasonable efforts to have the respective companies providing such utilities read the meters on or immediately prior to the Cut-Off Time. Seller shall be responsible for all charges incurred prior to the Cut-Off Time based on such final meter readings and Buyer shall be responsible for all charges thereafter. To the extent such meters are not read at the Property and final bills rendered as of the Cut-Off Time, such charges with respect to the Property shall be prorated effective as of the Cut-Off Time utilizing an estimate of such charges reasonably approved by both Buyer and Seller based on prior utility bills, and any deposits or credits with respect to the foregoing services will be credited to Seller. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual rate for the billing period in which the Closing Date occurs, and Seller, or Buyer, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

Section 10.3 Parking Lease. Rents, charges and payments under the Parking Lease.

Section 10.4 Operating Expenses. Operating Expenses for the month of Closing shall be prorated between Seller and Buyer based upon the financial statements provided by Manager pursuant to Section 7.12 of the Management Agreement. If the financial statements covering the month of Closing will not be available as of the Closing Date, then Seller and Buyer shall initially prorate such Operating Expenses at the Closing based upon the prior month’s financial statements, and shall reprorate the Operating Expenses retroactively when the financial statements for the month of Closing are available.

Section 10.5 Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements.

Section 10.6 Replacement Reserve and Operating Account. Seller shall receive (a) a credit from Buyer equal to the balance of the Replacement Reserve as of the Closing Date and (b) a credit from Buyer equal to the balance of the Operating Account as of the Closing Date. If such Closing Date balances will not be available as of the Closing Date, then Seller and Buyer shall estimate such balances by using the Replacement Reserve balance and the Operating Account balance set forth in the Manager Estoppel Certificate, and shall recalculate the credits retroactively when the balances as of the Closing Date are available.

Section 10.7 Accounts Receivable.

(a) Guest Ledger. All revenues received or to be received from transient guests on account of room rents, facilities occupied and the use of the premises (including without limitation parking areas, mini-bar sales, phone and other communication charges and the like) for the period prior to but excluding the Cut-Off Time shall belong to Seller. At Closing, Seller shall receive a credit in an amount equal to: (a) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (b) one half ( 1⁄2) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time. For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to Buyer and Buyer shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger. For the period beginning on the day immediately following the Cut-Off Time, revenues collected from the Guest Ledger shall belong to Buyer. In the event that an amount less than the total amount due from a guest is collected and such guest continued in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such Person to Seller and thereafter to such Person’s amounts accruing to Buyer. The provisions of this Section 10.8(a) will survive the Closing for 180 days.

(b) Accounts Receivable (Other than Guest Ledger). At the Closing, Seller shall assign to Buyer all Accounts Receivable (other than in respect of the Guest Ledger which is addressed in Section 10.7(a) above) (the “Assigned Accounts Receivable”), Buyer shall pay to Seller an amount equal to 100% of all Assigned Accounts Receivable that are current (up to 30 days of billing and not past due) as of the Closing Date or that are payable by the parties listed on Schedule 10.7(b) (collectively, the “Specified Accounts Receivables”); 95% of all Assigned Accounts Receivable that are 31-60 days past billing as of the Closing Date (other than the Specified Accounts Receivable); 80% of all Assigned Accounts Receivable that are 61-90 days past billing as of the Closing Date (other than the Specified Accounts Receivable); 50% of all Assigned Accounts Receivable that are 91-120 days past billing as of the Closing Date (other than the Specified Accounts Receivable); and 0% of all Assigned Accounts Receivable that are more than 120 days past billing as of the Closing Date (other than the Specified Accounts Receivable). The Accounts Receivable addressed in this Section 10.8(b) shall not include the Guest Ledger, which is addressed in Section 10.8(a).

Section 10.8 Consumables. At the Closing, the Purchase Price shall be increased by an amount equal to the actual cost of any Consumables located at the Properties as of the Cut-Off Time.

Section 10.9 Accounts Payable. Seller shall be responsible for all Accounts Payable (as shown on the Books and Records of the Properties as of the Cut-Off Time) to the extent attributable to the period preceding the Cut-Off Time. Buyer shall be charged with any prepaid Accounts Payable to the extent those Accounts Payable are attributable to the period after the Cut-Off Time. From and after the Closing Date, Buyer shall be responsible for paying when due all other accounts payable arising out of the operation of the Properties from and after the Cut-Off Time.

Section 10.10 Bookings; Booking Deposits. At the Closing, Buyer shall assume all of the obligations of Seller under the Bookings as of the Cut-Off Time, including obligations with respect to any prepaid amounts and deposits under the Booking Deposits not earned as of the Cut-Off Time, and Buyer shall receive a credit against the Purchase Price at the Closing in an amount equal to all such amounts (and, therefore, Seller shall have the right to retain any such amounts relating to such items on deposit in Seller’s accounts). All prepaid amounts under the Booking Deposits for which Buyer has received credit as of the Cut-Off Time shall be the obligation of Buyer after the Closing.

Section 10.11 Sales, General Excise, Room and Occupancy Taxes. Seller shall pay all sales taxes, general excise taxes and room occupancy, hotel, resort, and use taxes due and payable with respect to the Property for the period prior to the Cut-Off Time, and Buyer shall pay all sales taxes, general excise taxes, room occupancy, hotel, resort, and use taxes due and payable with respect to the Property for the periods on and after the Cut-Off Time. Seller, on the one hand, and Buyer, on the other hand, shall each pay fifty percent (50%) of all sales taxes, general excise taxes, room occupancy and use taxes due and payable with respect to the Property for the night commencing prior to and ending on the day on which the Cut-Off Time occurs. Seller shall be entitled to receive any rebates or refunds on such taxes paid by Seller prior to Closing.

Section 10.12 Retail Merchandise. Seller shall receive a credit for all Retail Merchandise as of the Closing in an amount equal to Seller’s actual cost (including sales and/or use tax) for such items.

Section 10.13 Incentive Management Fee. Notwithstanding anything in this Agreement to the contrary, the Incentive Management Fee shall not be prorated between Seller and Buyer. Seller shall be (a) responsible for the amount by which the Incentive Management Fee earned by Manager through and including the Closing Date exceeds the Incentive Management Fee collected by Manager as of the Closing Date and (b) entitled to the amount by which the Incentive Management Fee collected by Manager as of the Closing Date exceeds the Incentive Management Fee earned by Manager through and including the Closing Date. Buyer shall be responsible for any Incentive Management Fee payable to Manager pursuant to the Management Agreement after the Closing Date. This Section shall survive the Closing.

Section 10.14 Other Adjustments. If applicable, the Purchase Price shall be adjusted at the Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing to effectuate the intent that, except as otherwise expressly provided herein, all items of operating revenue and operating expense of the Assets prior to the Cut-Off Time shall be for the account of and paid by Seller and all items of operating revenue and operating expense of the Assets with respect to the period after the Cut-Off Time shall be for the account of and paid by Buyer.

Section 10.15 Re-Adjustment; Credits Against the Purchase Price. If any items to be adjusted pursuant to this Article X are not determinable or are unknown at the Closing, then the adjustment shall be estimated to the extent possible as of the Closing and calculated as soon after the Closing Date as is feasible. All adjustments to initial estimated prorations shall be made by the parties with due diligence and cooperation within sixty (60) days following the Closing, by prompt cash payment to the party yielding a net credit from such prorations from the party; provided, however, that the obligation to prorate and allocate amounts pursuant to this Article X, including items not known as of the Closing Date, shall survive the Closing for six (6) months, except as otherwise set forth in the specific Sections of this Article X.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification by Seller. Following the Closing and subject to Sections 11.3, 11.4 and 11.5, Seller shall indemnify and hold Buyer and its Affiliates and its officers, directors, employees, representatives and agents (collectively, “Buyer-Related Entities”) harmless from and against any and all claims, costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of or resulting from (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document, (b) any breach of any covenant of Seller contained in this Agreement or in any Closing Document which expressly survives the Closing, (c) any acts, omissions or occurrences which occur, accrue or arise during the period starting on November 1, 2012 and ending on the Closing Date and (d) obligations under any Contracts which accrue prior to the Closing Date.

Section 11.2 Indemnification by Buyer. From and after the Closing and subject to Sections 11.3, 11.4 and 11.5, Buyer shall indemnify and hold Seller, their respective Affiliates, members and partners, and the members, partners, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of or resulting from (a) any breach of any representation or warranty by Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Buyer contained in this Agreement or in any Closing Document, which expressly survives the Closing.

Section 11.3 Limitations on Indemnification.

(a) Seller shall not be required to indemnify Buyer or any Buyer-Related Entities under Section 11.1, unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 exceeds the Basket Limitation and, in such event, Seller shall be responsible only for such amount in excess of the Basket Limitation. In no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 exceed in the aggregate the Cap Limitation; provided that the Basket Limitation and Cap Limitation shall not apply to Seller’s obligations under Article X. If, prior to the Closing, Buyer is aware of any inaccuracy or breach of any representation, warranty or pre-closing covenant of Seller contained in this Agreement (a “Buyer-Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, whether at law or in equity, on account of any such Buyer-Waived Breach.

(b) Buyer shall not be required to indemnify Seller or any Seller-Related Entities under Section 11.2, unless the aggregate of all amounts for which an indemnity would otherwise be payable by Buyer under Section 11.2 exceeds the Basket Limitation and, in such event, Buyer shall be responsible only for such amount in excess of the Basket Limitation. In no event shall the liability of Buyer with respect to the indemnification provided for in Section 11.2 exceed in the aggregate the Cap Limitation; provided that the Basket Limitation and Cap Limitation shall not apply to Buyer’s obligations under Article X. If, prior to the Closing, Seller is aware of any inaccuracy or breach of any representation, warranty or pre-closing covenant of Buyer contained in this Agreement (a “Seller-Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Seller and any Seller-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, whether at law or in equity, on account of any Seller-Waived Breach.

Section 11.4 Survival.

(a) Notwithstanding anything in this Agreement to the contrary, the representations and warranties of Seller set forth in or made pursuant to this Agreement, shall survive the Closing Date for a period of one (1) year and shall not be deemed merged into any instrument of conveyance delivered at the Closing. No action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced on or before the date which is one (1) year following the Closing Date. From and after the Closing, BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company (“Guarantor”), will guaranty certain of Seller’s post-Closing obligations to the extent the same survive the Closing pursuant to the Joinder attached to this Agreement and made a part hereof.

(b) Notwithstanding anything in this Agreement to the contrary, the representations and warranties of Buyer set forth in or made pursuant to this Agreement, shall survive the Closing Date for a period of one (1) year and shall not be deemed merged into any instrument of conveyance delivered at the Closing. No action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced on or before the date which is one (1) year following the Closing Date.

Section 11.5 Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement or any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI. Neither party shall have any liability to the other party for consequential, indirect, exemplary or punitive damages resulting from any breach of any representation or warranty.

The obligations under this Article XI shall survive the Closing in accordance with the terms hereof.

ARTICLE XII

TAX CERTIORARI PROCEEDINGS

Section 12.1 Prosecution and Settlement of Proceedings. Seller reserves and shall have the right to commence, continue to prosecute and/or settle any tax reduction proceedings (including, without limitation, administrative and/or judicial proceedings or appeals) in respect of the Property, relating to the tax year in which the Closing occurs and all tax years prior to the tax year in which the Closing occurs. The tax year shall be the calendar year in which the taxes accrue, as opposed to the calendar year in which the taxes are due and payable. Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.

Section 12.2 Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings on account of taxes that accrue during the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes on account of taxes that accrue during the period from and after the date of the Closing shall belong to and be the property of Buyer. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be Seller’s responsibility.

Section 12.3 Survival. The provisions of this Article XII shall survive the Closing.

ARTICLE XIII

DEFAULT

Section 13.1 BUYER DEFAULT.

(a) This Agreement may be terminated by Seller prior to the Closing if (i) any of the conditions precedent to Seller’s obligations set forth in Section 5.1 have not been satisfied or waived by Seller on or prior to the Closing Date or (ii) there is a material breach or default by Buyer in the performance of any of its obligations under this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.1(c).

(c) If the sale contemplated hereby is not consummated because of a default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then: (i) this Agreement shall terminate; (ii) the Earnest Money shall be paid to and retained by Seller as liquidated damages; and (iii) except for Buyer’s Surviving Obligations and Seller’s Surviving Obligations, Seller and Buyer shall have no further obligations to each other. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER IN THE EVENT

OF A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE EARNEST MONEY REPRESENTS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE AND UNDER THE CIRCUMSTANCES THAT SELLER AND BUYER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH. THEREFORE, IN THE EVENT THAT THE SALE CONTEMPLATED HEREBY SHALL FAIL TO CLOSE FOR ANY REASON OTHER THAN SELLER’S DEFAULT HEREUNDER OR THE FAILURE OF ANY CONDITION PRECEDENT IN FAVOR OF BUYER EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER SHALL BE ENTITLED TO AND SHALL RETAIN THE ENTIRE EARNEST MONEY AS LIQUIDATED DAMAGES AND AS ITS SOLE REMEDY AT LAW OR IN EQUITY.

(d) This Section 13.1 is intended only to liquidate and limit Seller’s right to damages arising due to Buyer’s failure to purchase the Assets in accordance with the terms of this Agreement and shall not limit the Buyer’s Surviving Obligations.

Section 13.2 SELLER DEFAULT.

(a) This Agreement may be terminated by Buyer prior to the Closing if (i) any of the conditions precedent to Buyer’s obligations set forth in Section 5.2 have not been satisfied or waived by Buyer on or prior to the Closing Date or (ii) there is a material breach or default by Seller in the performance of its obligations under this Agreement to cause the sale of the Assets on the Closing Date; provided that Buyer may not terminate this Agreement if, on the Closing Date, there exists a material default by Buyer under this Agreement.

(b) Upon termination of this Agreement by Buyer pursuant to Section 13.2(a), the Escrow Agent shall disburse the Earnest Money to Buyer and Seller shall return the Due Diligence Extension Payment to Buyer, and upon such disbursement and return, Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination and as set forth in Section 13.2(c).

(c) If Seller shall materially default in the performance of its obligations under this Agreement to cause the sale of the Asset on the Closing Date, Buyer, at its option, as its sole and exclusive remedy, may (i) terminate this Agreement, direct the Escrow Agent to deliver the Earnest Money to Buyer and retain the Earnest Money, at which time (X) Seller shall return the Due Diligence Extension Payment to Buyer and (Y) this Agreement shall be terminated and of no further force and effect except for the provisions which explicitly survive such termination or (ii) specifically enforce the terms and conditions of this Agreement; provided that such specific enforcement action must be initiated no later than 30 days following such default.

ARTICLE XIV

OTHER AGREEMENTS; EMPLOYEE MATTERS

Section 14.1 Employee Matters.

(a) Employees. Buyer acknowledges that the Employees are currently employed by the Manager of the Property.

(b) Continuity of Employees. The parties intend that there will be continuity of employment with respect to all of the Employees because Manager will continue to manage the Property after the Closing Date. It is agreed that prior to, or in connection with, the Closing, Buyer shall take no action to cause Seller or Manager to terminate the employment of any Employee, and neither Seller nor Manager shall be under any obligation to terminate any Employee prior to or on the Closing Date.

(c) Indemnity. Buyer shall indemnify, defend and hold Seller and Seller-Related Entities harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney’s fees and other costs of defense) arising out of or otherwise in respect of (i) the termination of any Employees on or after the Closing Date and (ii) any liability relating to the Employees that is incurred on or after the Closing Date.

(d) WARN Act. Buyer shall not, at the Property at any time within the 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee. In addition, Buyer shall provide a full defense to, and indemnify Seller for any claims, suits, charges, complaints, demands, grievances, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney fees and other defense costs or disbursements) which Seller may incur in connection with any suit or claim of violation brought against or affecting Seller under the WARN Act for any actions taken by Buyer (or Manager) with regard to any site of employment, facility, operating unit or employee affected by this Agreement, including but not limited to liability under the WARN Act that arises in whole or in part as a result of any “employment loss”, as that term is defined in the WARN Act, which was caused by Buyer in such 90 day period following the Closing Date.

(e) No Third Party Beneficiaries. Nothing in this Article XIV shall create any third-party beneficiary rights for the benefit of any employees of the Property or the Manager. Buyer and Seller acknowledge that all provisions contained in Article XIV with respect to employees are included for the sole benefit of Buyer (and Buyer’s Affiliates, as applicable) and Seller (and Seller’s Affiliates, as applicable) and shall not be deemed to constitute an amendment to any employee benefit plan or create any right (i) in any other Person, including any employees, former employees, or any beneficiary thereof or (ii) to continued employment with Buyer or any of its Affiliates, managers or contractors following the Closing Date.

(f) Survival. The provisions of this Section 14.4 shall survive the Closing without limitation.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Exculpation. (a) Notwithstanding anything to the contrary contained herein, Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its individual assets shall not be subject to any claims of any Person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement.

(b) Notwithstanding anything to the contrary contained herein, Buyer’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the partners or members of Buyer assume no personal liability for any obligations entered into on behalf of Buyer and its individual assets of the shall not be subject to any claims of any Person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Buyer under this Agreement.

(c) The provisions of this Section 15.1 shall survive the Closing or any termination of this Agreement without limitation.

Section 15.2 Brokers. (a) Seller represents and warrants to Buyer that it has dealt with no broker, salesman, finder or consultant other than Jones Lang LaSalle (the “Seller’s Broker”) with respect to this Agreement or the transactions contemplated hereby. Seller shall pay Seller’s Broker a fee in connection with this transaction in accordance with a separate agreement between Seller and Seller’s Broker and only upon the occurrence of the Closing. Seller agrees to indemnify, protect, defend and hold Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Seller’s breach of the foregoing representation in this Section 15.2(a). The provisions of this Section 15.2(a) shall survive the Closing and any termination of this Agreement.

(b) Buyer represents and warrants to Seller that it has dealt with no broker, salesman, finder or consultant, other than Jones Lang LaSalle (the “Buyer’s Consultant”) with respect to this Agreement or the transactions contemplated hereby. Buyer shall pay Buyer’s Consultant a fee in connection with this transaction in accordance with a separate agreement between Buyer and Buyer’s Consultant and only upon the occurrence of the Closing. Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges in connection with any amounts payable by Buyer to Buyer’s Consultant with respect to this Agreement or the transactions contemplated hereby. The provisions of this Section 15.2(b) shall survive the Closing and any termination of this Agreement.

Section 15.3 Confidentiality; Press Release; IRS Reporting Requirements.

(a) Buyer and Seller shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Assets, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which Affiliates of Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, Affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any law, rule or regulation and (iv) filings by Buyer with the U.S. Securities and Exchange Commission made in connection with the equity raise by Ashford Hospitality Prime, Inc. to consummate the transaction set forth in this Agreement, including the disclosure of audited historic financial statements for the Property. Notwithstanding any provision of this Agreement, the parties hereto (and their employees, representatives and agents) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of transactions effected pursuant to this Agreement, provided, however, (y) the parties hereto (and their employees, representatives and agents) shall keep confidential any such information to the extent necessary to comply with any applicable federal or state securities law, and (z) the parties hereto agree that the tax treatment and tax structure do not include, and the parties hereto (and their employees, representatives and agents) shall keep confidential, the name of, and other identifying information regarding, any such party or transactions, including the specific economic terms of such transactions. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section 15.3(a) shall survive the Closing and the termination of this Agreement for a period of one year.

(b) Seller or Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto, not to be unreasonably withheld, and in no event shall any such press release issued by Buyer disclose the identity of Seller’s direct or indirect beneficial owners by name.

(c) For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

Section 15.4 Escrow Provisions.

(a) The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing bank account (the “Escrow Account”) at the direction of Seller and Buyer.

(b) The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 15.4(b). Seller and Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of New York County. The Escrow Agent shall give written notice of such deposit to Seller and Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d) The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.

Section 15.5 Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 15.6 Assignment.

(a) This Agreement may not be assigned by Buyer without the prior written consent of Seller. Any transfer of direct or indirect interests in Buyer shall be deemed to be an assignment of this Agreement by Buyer. Buyer may designate one or more Affiliates that are majority owned and controlled by Buyer to which the Assets will be assigned in whole or in part at the Closing (collectively, “Buyer’s Designee”), provided that (i) Buyer provides to Seller the identity of such Buyer’s Designee at least ten (10) Business Days prior to the Closing Date, (ii) Buyer will continue to remain primarily liable under this Agreement prior to the Closing notwithstanding any such designation and (iii) the representations set forth in Section 4.1 of this Agreement shall be true with respect to Buyer’s Designee.

(b) This Agreement may be assigned by Seller to any Lender as collateral under any loan which encumbers the Property.

Section 15.7 Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement. The provisions of this Section 15.7 shall survive the Closing.

Section 15.8 Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day, (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested or (v) sent by electronic mail, with telephone or written confirmation within one Business Day, as follows:

(a)	To Seller:

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: William Stein and Judy Turchin

Facsimile: (212) 583-5726

Telephone: (212) 583-5000

with copies thereof to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661

Attention: David J. Bryant, Esq.

Facsimile: (312) 577-8665

Telephone: (312) 902-5380

(b)	If to Buyer:

Ashford Hospitality Prime Limited Partnership

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

Attention: David Brooks and Chris Peckham

Facsimile: (972) 490-9605

Telephone: (972) 778-9207

with copies thereof to:

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, Texas 75201

Attention: Cynthia Nelson

Facsimile: (214) 999-3884

Telephone: (214) 999-4884

(c)	To the Escrow Agent or the Title Company:

Chicago Title Insurance Company

711 Third Avenue

New York, New York 10017

Attention: Lisa Zicchinella

Facsimile: (212) 880-9709

Telephone: (212) 880-1257

(d) All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior notice thereof to the other parties.

Section 15.9 Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

Section 15.10 Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

Section 15.11 No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 15.12 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Illinois.

Section 15.13 Submission to Jurisdiction. Buyer and Seller each irrevocably submits to the jurisdiction of (a) the Illinois Circuit Court of Cook County and (b) the United States District Court for the Northern District of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyer and Seller each further agree that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer and Seller each irrevocably and unconditionally waive trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Illinois Circuit Court of Cook County and (y) the United States District Court for the Northern District of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 15.14 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 15.15 Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 15.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 15.17 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 15.18 Acceptance of Deed. The acceptance of the Deed by Buyer shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement except for those obligations of Seller which are specifically stated to survive the delivery of the Deed or the Closing hereunder.

Section 15.19 Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.

Section 15.20 Guest Baggage and Safe Deposit Boxes.

(a) Property of Guests. All baggage, parcels or property checked or left in the care of Seller by current guests as of the Closing Date, or by those formerly staying at any of the Property, or others, shall be sealed and listed in an inventory prepared jointly by representatives of Seller and Buyer as of the Closing Date and initialed and exchanged by such representatives. Possession and control of all such other baggage, parcels or property listed on such inventory shall be delivered to Buyer on the Closing Date and Buyer shall be responsible from and after the Closing Date for the liability of all items listed in such inventory, but only in the condition actually delivered by Seller.

(b) Notice to Persons With Safe Deposit Boxes. On the Closing Date, Seller shall give written notices (“Seller Verification Notices”) to guests and other Persons who have safe deposit boxes at the Property or who have deposited items in the house safe at the Property (the “Depositors”), if any, advising them of the sale of the Property to Buyer and requesting, within 48 hours, verification of the contents of their safe deposit boxes and/or the house safe and either (i) removal of such contents, or (ii) if such Depositors desire to have the continued use of the safe deposit boxes and/or the house safe, the execution of a new agreement with Buyer for such continued use. Copies of Seller Verification Notices shall be given to Buyer. During said 48-hour period, each safe deposit box and/or the house safe shall be opened and the items therein recorded only in the presence of representatives of both Seller and Buyer. If the Depositors desire to continue to use a safe deposit box and/or the house safe, Buyer shall make arrangements for such continued use. The contents of all safe deposit boxes and/or the house safe of Depositors not responding to Seller Verification Notices shall be opened promptly after the expiration of the 48-hour period, but only in the presence of both Seller and Buyer. The contents of all boxes so opened shall be listed in an inventory at the time such safe deposit boxes or house safe are opened, each such list shall be signed by the representatives of Seller and Buyer, the keys and/or combinations to the boxes shall be delivered to Buyer, and the boxes shall then be relocked, sealed and left in the possession of Buyer. Seller hereby agree to indemnify and hold Buyer harmless from and against any liability based on damage occurring prior to the date of Closing which is verified and recorded on the date of Closing.

Section 15.21 Survival

(a) Any obligations or liabilities of Seller or Buyer hereunder shall survive the Closing Date or termination of this Agreement only to the extent expressly provided herein.

(b) Unless expressly stated otherwise, all terms and provisions contained in this Agreement shall not survive the Closing.

Section 15.22 Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 15.22 shall survive the Closing.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

CHESTNUT OWNERCO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company

	By:	/s/ Michael Lascher
	Name:	Michael Lascher
	Title:	Managing Director and Vice President

CHESTNUT LEASECO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company

	By:	/s/ Michael Lascher
	Name:	Michael Lascher
	Title:	Managing Director and Vice President

BUYER:

ASHFORD HOSPITALITY PRIME LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Ashford Prime OP General Partner LLC, a Delaware limited liability company, its general partner

	By:	/s/ David Brooks
	Name:	David Brooks
	Title:	Vice President

JOINDER BY GUARANTOR

1. In consideration of Buyer’s execution of that certain Agreement of Purchase and Sale (the “Agreement”) to which this Joinder by Guarantor (this “Joinder”) is attached (and of which it forms a part), the undersigned (“Guarantor”), hereby guarantees to Buyer that, if the Closing occurs, the obligations and liabilities (the “Guaranteed Obligations”) of Seller under Sections 9.1, 10.13, 10.15, 11.1 and 15.2(a) of the Agreement, to the extent that the same survive the Closing in accordance with the terms of the Agreement, will be timely paid, performed and satisfied. Capitalized terms used in this Joinder and not otherwise defined herein shall have the same meanings as set forth in the Agreement.

2. Guarantor represents to Buyer and acknowledges that Guarantor is an affiliate of Seller and that Guarantor will derive substantial benefits from the execution of the Agreement and the transactions contemplated thereby, and that Guarantor’s execution of this Joinder is a material inducement and condition to Buyer’s execution of the Agreement.

3. The obligations of Guarantor under this Joinder are independent of the obligations of Seller under the Agreement and, in the event of any default or any breach of a representation, warranty or covenant under this Joinder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Guarantor is the alter ego of Seller and whether or not Seller is joined therein or a separate action or actions are brought against Seller.

4. Notwithstanding anything to the contrary contained in this Joinder, the obligations and liabilities of Guarantor under this Joinder are subject to all limitations applicable to Seller’s obligations and liabilities under the Agreement, including, without limitation, the limitations set forth in Sections 11.3 through 11.5 of the Agreement, and all such limitations are incorporated herein by this reference as if set forth in full herein.

5. The following Sections of the Agreement shall apply to this Joinder as though herein set forth in full, mutatis mutandis: 15.1, 15.5 through 15.19 and 15.22 (with any references to Seller therein instead being references to Guarantor). Additionally, Buyer’s confidentiality obligations contained in Section 15.3 of the Agreement shall apply to any and all confidential information relating to Guarantor that may be provided to Buyer.

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IN WITNESS WHEREOF, the undersigned has executed this Joinder by Guarantor as of the date of the Agreement.

BRE/EH EQUITY PORTFOLIO HOLDINGS L.L.C., a Delaware limited liability company

By:	/s/ Michael Lascher
Name:	Michael Lascher
Title:	Managing Director and Vice President

JOINDER BY ESCROW AGENT

Chicago Title Insurance Company, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Buyer as of the 23 day of December, 2013, and accepts the obligations of the Escrow Agent as set forth herein.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Lisa Zicchinella
Name:	Lisa Zicchinella
Title:	National Underwriter

ACKNOWLEDGEMENT BY ESCROW AGENT OF RECEIPT OF EARNEST MONEY

Chicago Title Insurance Company, referred to in this Agreement as the “Escrow Agent” hereby acknowledges that it received the Initial Deposit on the 23 day of December, 2013. The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Lisa Zicchinella
Name:	Lisa Zicchinella
Title:	National Underwriter

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LEASES

This ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND LEASES (“Assignment”) is made and entered into as of the          day of             , 2014 by CHESTNUT OWNERCO, LLC, a Delaware limited liability company (“OwnerCo”), and CHESTNUT LEASECO, LLC, a Delaware limited liability company (“LeaseCo”), in favor of                     , a                      (“Buyer”).

RECITALS

This Assignment is made with reference to the following facts:

A. OwnerCo (i) is the owner of the land more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), the building and other improvements constructed thereon (the “Improvements”), and certain personal property in connection therewith (collectively with the Land and the Improvements, the “Property”) and (ii) leases the Property to LeaseCo pursuant to that certain Hotel Lease dated as of March 30, 2006 (the “Operating Lease”).

B. LeaseCo (i) leases the Property from OwnerCo, (ii) operates the Sofitel Chicago Water Tower at the Land (the “Hotel”) and (iii) owns certain personal property used in the management and operation of the Hotel (the “Additional Personal Property”).

C. LeaseCo and Standard Parking Corporation, a Delaware corporation (“Standard Parking”), executed that certain Lease dated as of May 6, 2011 with respect to parking services provided by Standard Parking at the Hotel (the “Parking Lease”).

D. Concurrently with this Assignment, OwnerCo and LeaseCo are selling to Buyer, and Buyer is purchasing from OwnerCo and LeaseCo, the Property and the Additional Personal Property pursuant to that certain Agreement of Purchase and Sale dated as of December         , 2013, by and between OwnerCo and LeaseCo, as seller, and Ashford Hospitality Prime Limited Partnership, as purchaser.

E. In connection with such purchase and sale, OwnerCo and LeaseCo desire to assign to Buyer, and Buyer desires to assume, all of OwnerCo’s and LeaseCo’s respective right, title, interest, duties and obligations (to the extent such rights, duties and obligations first arise on or after the date hereof) in, to and under various contracts pertaining to the Property and the Additional Personal Property and in, to and under the Parking Lease.

NOW, THEREFORE, in consideration of the purchase price paid by Buyer to OwnerCo and LeaseCo for the Property and the Additional Personal Property and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OwnerCo, LeaseCo and Buyer agree as follows:

1. Assignment of Contracts and Parking Lease. Each of OwnerCo and LeaseCo hereby assigns to Buyer, and Buyer hereby assumes, all of OwnerCo’s and LeaseCo’s respective right, title, interest, duties and obligations in, to and under all agreements or contracts relating to the ownership, operation, maintenance and management of the Property, or any portion thereof, listed on Exhibit ___  attached hereto, and the Additional Personal Property and in, to and under the Parking Lease, but only to the extent that such rights, duties and obligations first arose or accrued on or after the date hereof.

2. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3. Governing Law. This Assignment shall in all respects be governed by, and construed in accordance with, the laws of the State of Illinois.

4. Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have caused this Assignment and Assumption of Contracts and Leases to be executed as of the date written above.

OWNERCO:

CHESTNUT OWNERCO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member

By:
Name:
Title:

LEASECO:

CHESTNUT LEASECO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member

By:
Name:
Title:

BUYER:

By:
Name:
Title:

Exhibit A

to the Assignment and Assumption of Contracts and Leases

Property

LOTS 1, 2, 3, 5 AND 6 IN OWNER’S RESUBDIVISION OF THE EAST 173.53 FEET OF LOT 5 OF COUNTY CLERK’S RESUBDIVISION OF BLOCK 15, TOGETHER WITH THAT PART OF BLOCK 15 OF CANAL TRUSTEES’ SUBDIVISION OF THE SOUTHWEST FRACTIONAL QUARTER OF SECTION 3, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, ALL TAKEN AS A TRACT, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF LOT 3 OF OWNER’S RESUBDIVISION AFORESAID; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE EAST LINE OF SAID BLOCK 15, BEING ALSO THE WEST LINE OF NORTH WABASH AVENUE, 166.49 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 36 MINUTES 53 SECONDS WEST, ALONG A LINE WHICH INTERSECTS THE WEST LINE OF SAID BLOCK AT A POINT, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF, A DISTANCE OF 139.60 FEET TO A POINT ON A LINE DRAWN PARALLEL WITH SAID EAST LINE WHICH INTERSECTS THE NORTH LINE OF SAID BLOCK AT A POINT 139 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE AFORESAID PARALLEL LINE, 49.10 FEET TO SAID NORTH LINE; THENCE NORTH 89 DEGREES 58 MINUTES 45 SECONDS WEST, ALONG SAID NORTH LINE, 8.00 FEET TO A POINT 147 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE SOUTH 0 DEGREES 16 MINUTES 30 SECONDS EAST, ALONG A LINE DRAWN PARALLEL WITH SAID EAST LINE, 94.71 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF THE NORTH 1/2 OF A CERTAIN “TRACT” OF LAND IN SAID BLOCK 15, (SAID “TRACT” BEING DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE WEST LINE OF SAID BLOCK, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF; THENCE SOUTH ON SAID WEST LINE 88.77 FEET; THENCE SOUTH 87 DEGREES EAST, 298.95 FEET TO THE EAST LINE OF SAID BLOCK; THENCE NORTH ON SAID EAST LINE 94.38 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 45 MINUTES WEST, ABOUT 296 FEET TO THE PLACE OF BEGINNING); THENCE NORTH 88 DEGREES 04 MINUTES 41 SECONDS WEST, ALONG THE SOUTH LINE OF THE NORTH 1/2 OF THE AFOREDESCRIBED TRACT, 1.66 FEET TO THE WEST LINE OF LOT 4 OF COUNTY CLERK’S DIVISION OF BLOCK 15 IN CANAL TRUSTEES’ SUBDIVISION AFORESAID; THENCE SOUTH 0 DEGREES 08 MINUTES 30 SECONDS EAST, ALONG THE AFORESAID WEST LINE, 45.79 FEET TO THE SOUTH LINE OF THE AFOREDESCRIBED “TRACT”; THENCE SOUTH 87 DEGREES 32 MINUTES 32 SECONDS EAST, ALONG THE AFORESAID SOUTH LINE, 0.90 FEET, TO THE NORTHERLY EXTENSION OF THE WEST LINE OF LOT 5; THENCE SOUTH 0 DEGREES 12 MINUTES 37 SECONDS EAST, ALONG THE WEST LINE OF LOT 5 AFORESAID AND ITS NORTHERLY EXTENSION, 78.16 FT TO THE SOUTHWEST CORNER OF SAID LOT 5; THENCE SOUTH 89 DEGREES 52 MINUTES 30 SECONDS EAST, ALONG THE SOUTH LINE OF OWNER’S RESUBDIVISION AFORESAID, BEING ALSO THE NORTH LINE OF EAST CHESTNUT STREET, 148.50 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

EXHIBIT B

FORM OF

ASSIGNMENT OF LICENSES, PERMITS AND WARRANTIES

This ASSIGNMENT OF LICENSES, PERMITS AND WARRANTIES (this “Assignment”) is made and entered into as of the          day of                     , 2014, by CHESTNUT OWNERCO, LLC, a Delaware limited liability company (“OwnerCo”), and CHESTNUT LEASECO, LLC, a Delaware limited liability company (“LeaseCo”), in favor of                     , a                      (“Buyer”).

Background

This Assignment is being executed and delivered pursuant to that certain Agreement of Purchase and Sale dated as of December         , 2013 (as the same may be amended, modified and/or supplemented from time to time, the “Purchase Agreement”) among OwnerCo and LeaseCo, as seller, and Ashford Hospitality Prime Limited Partnership, as buyer. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Assignment

In consideration of Ten ($10.00) Dollars in hand paid by Buyer, the receipt and sufficiency of which are hereby acknowledged, each of OwnerCo and LeaseCo does hereby assign, transfer and set over unto Buyer, to the extent assignable, all of OwnerCo’s and LeaseCo’s respective right, title and interest in and to (i) all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Sofitel Hotel Chicago and (ii) all warranties and guarantees issued to OwnerCo and/or LeaseCo by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Sofitel Hotel Chicago; but in each case, expressly excluding OwnerCo’s and LeaseCo’s respective right, title and interest in and to any Excluded Assets.

TO HAVE AND TO HOLD, the same unto Buyer, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained therein.

This Assignment is made without warranty or representation, express or implied, by, or recourse against, OwnerCo or LeaseCo of any kind or nature whatsoever except as expressly provided in the Purchase Agreement.

Nothing expressed or implied in this Assignment is intended to confer upon any Person, other that the parties hereto, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment.

In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement shall govern.

This Assignment shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

This Assignment shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Illinois.

This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Assignment to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, the undersigned have caused this Assignment of Licenses, Permits and Warranties to be executed as of the date written above.

OWNERCO:

CHESTNUT OWNERCO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member
By:
Name:
Title:

LEASECO:

CHESTNUT LEASECO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member
By:
Name:
Title:

BUYER:

By:
Name:
Title:

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT

This ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT (“Assignment”) is made and entered into as of the              day of                                , 2014 by CHESTNUT OWNERCO, LLC, a Delaware limited liability company (“OwnerCo”), and CHESTNUT LEASECO, LLC, a Delaware limited liability company, (“LeaseCo”), in favor of                                              , a                         (“Buyer”).

BACKGROUND

A. OwnerCo (i) is the owner of the land more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), the building and other improvements constructed thereon (the “Improvements”), and certain personal property in connection therewith (collectively with the Land and the Improvements, the “Property”) and (ii) leases the Property to LeaseCo pursuant to that certain Hotel Lease dated as of March 30, 2006 (the “Operating Lease”).

B. LeaseCo (i) leases the Property from OwnerCo, (ii) operates the Sofitel Chicago Water Tower at the Land (the “Hotel”) and (iii) owns certain personal property used in the management and operation of the Hotel (the “Additional Personal Property”).

C. Concurrently with this Assignment, OwnerCo and LeaseCo are selling to Buyer, and Buyer is purchasing from OwnerCo and LeaseCo, the Property and the Additional Personal Property pursuant to that certain Agreement of Purchase and Sale dated as of December         , 2013, by and between OwnerCo and LeaseCo, as seller, and Ashford Hospitality Prime Limited Partnership, as purchaser.

D. In connection with such purchase and sale, each of OwnerCo and LeaseCo desires to assign to Buyer, and Buyer desires to assume, all of OwnerCo’s and LeaseCo’s right, title, interest, duties and obligations (to the extent such rights, duties and obligations first arise on or after the date hereof) in, to and under that certain Management Agreement dated as of March 30, 2006, by and between LeaseCo and Accor Business and Leisure Management LLC, a Delaware limited liability company (“Manager”), together with the Joinder by OwnerCo, as amended by that certain First Amendment to Management Agreement dated as of February 2009, and as further amended by that certain Second Amendment to Management Agreement dated as of September 24, 2010 (collectively, the “Management Agreement”). Any capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Management Agreement.

NOW, THEREFORE, in consideration of the purchase price paid by Buyer to OwnerCo and LeaseCo for the Property and the Additional Personal Property and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OwnerCo, LeaseCo and Buyer agree as follows:

1. Assignment of Management Agreement. Each of OwnerCo and LeaseCo hereby assigns to Buyer, and Buyer hereby assumes, all of OwnerCo’s and LeaseCo’s respective right, title, interest, duties and obligations in, to and under the Management Agreement and related personal property, including without limitation all of OwnerCo’s and LeaseCo’s rights to the “Hotel Guest Information”, the “Replacement Reserve” and the “Operating Account” (as each of such terms is defined in the Management Agreement), but only to the extent that such rights, duties and obligations first arose or accrued on or after the date hereof.

2. Representations and Warranties of Buyer. Buyer hereby represents and warrants to OwnerCo and LeaseCo that Buyer (a) is not a Competitor, (b) is not generally recognized in the community as being a Person of ill repute or is a Person with whom a prudent business Person would not wish to associate in a commercial venture, and (c) has, together with any Person having a direct or indirect ownership interest in Buyer, a net worth of no less than twice the amount of the Minimum Equity Investment.

3. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4. Governing Law. This Assignment shall in all respects be governed by, and construed in accordance with, the laws of the State of Illinois.

5. Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have caused this Assignment and Assumption of Management Agreement to be executed as of the date written above.

OWNERCO:

CHESTNUT OWNERCO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member

By:
Name:
Title:

LEASECO:

CHESTNUT LEASECO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member

By:
Name:
Title:

BUYER:

By:
Name:
Title:

Exhibit A

to Assignment and Assumption of Management Agreement

Property

LOTS 1, 2, 3, 5 AND 6 IN OWNER’S RESUBDIVISION OF THE EAST 173.53 FEET OF LOT 5 OF COUNTY CLERK’S RESUBDIVISION OF BLOCK 15, TOGETHER WITH THAT PART OF BLOCK 15 OF CANAL TRUSTEES’ SUBDIVISION OF THE SOUTHWEST FRACTIONAL QUARTER OF SECTION 3, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, ALL TAKEN AS A TRACT, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF LOT 3 OF OWNER’S RESUBDIVISION AFORESAID; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE EAST LINE OF SAID BLOCK 15, BEING ALSO THE WEST LINE OF NORTH WABASH AVENUE, 166.49 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 36 MINUTES 53 SECONDS WEST, ALONG A LINE WHICH INTERSECTS THE WEST LINE OF SAID BLOCK AT A POINT, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF, A DISTANCE OF 139.60 FEET TO A POINT ON A LINE DRAWN PARALLEL WITH SAID EAST LINE WHICH INTERSECTS THE NORTH LINE OF SAID BLOCK AT A POINT 139 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE AFORESAID PARALLEL LINE, 49.10 FEET TO SAID NORTH LINE; THENCE NORTH 89 DEGREES 58 MINUTES 45 SECONDS WEST, ALONG SAID NORTH LINE, 8.00 FEET TO A POINT 147 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE SOUTH 0 DEGREES 16 MINUTES 30 SECONDS EAST, ALONG A LINE DRAWN PARALLEL WITH SAID EAST LINE, 94.71 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF THE NORTH 1/2 OF A CERTAIN “TRACT” OF LAND IN SAID BLOCK 15, (SAID “TRACT” BEING DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE WEST LINE OF SAID BLOCK, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF; THENCE SOUTH ON SAID WEST LINE 88.77 FEET; THENCE SOUTH 87 DEGREES EAST, 298.95 FEET TO THE EAST LINE OF SAID BLOCK; THENCE NORTH ON SAID EAST LINE 94.38 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 45 MINUTES WEST, ABOUT 296 FEET TO THE PLACE OF BEGINNING); THENCE NORTH 88 DEGREES 04 MINUTES 41 SECONDS WEST, ALONG THE SOUTH LINE OF THE NORTH 1/2 OF THE AFOREDESCRIBED TRACT, 1.66 FEET TO THE WEST LINE OF LOT 4 OF COUNTY CLERK’S DIVISION OF BLOCK 15 IN CANAL TRUSTEES’ SUBDIVISION AFORESAID; THENCE SOUTH 0 DEGREES 08 MINUTES 30 SECONDS EAST, ALONG THE AFORESAID WEST LINE, 45.79 FEET TO THE SOUTH LINE OF THE AFOREDESCRIBED “TRACT”; THENCE SOUTH 87 DEGREES 32 MINUTES 32 SECONDS EAST, ALONG THE AFORESAID SOUTH LINE, 0.90 FEET, TO THE NORTHERLY EXTENSION OF THE WEST LINE OF LOT 5; THENCE SOUTH 0 DEGREES 12 MINUTES 37 SECONDS EAST, ALONG THE WEST LINE OF LOT 5 AFORESAID AND ITS NORTHERLY EXTENSION, 78.16 FT TO THE SOUTHWEST CORNER OF SAID LOT 5; THENCE SOUTH 89 DEGREES 52 MINUTES 30 SECONDS EAST, ALONG THE SOUTH LINE OF OWNER’S RESUBDIVISION AFORESAID, BEING ALSO THE NORTH LINE OF EAST CHESTNUT STREET, 148.50 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

EXHIBIT D

FORM OF DEED

THIS DOCUMENT WAS	)
PREPARED BY:	)
)
Katten Muchin Rosenman LLP	)
525 W. Monroe St.	)
Chicago, Illinois 60661)
Attn: Jason R. Gorczynski, Esq.	)
)
AFTER RECORDING	)
RETURN TO AND MAIL	)
SUBSEQUENT TAX BILLS TO:	)
)
)
)
)
Attn:	)
) [This space reserved for recording data.]

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED (this “Deed”) is made as of this              day of             , 2014 by CHESTNUT OWNERCO, LLC, a Delaware limited liability company (the “Grantor”), having an office at c/o The Blackstone Group, 345 Park Avenue, New York, NY 10154, to [                    ] (the “Grantee”), having an office at [                    ].

WITNESSETH:

That the Grantor for and in consideration of the sum of TEN AND 00/100THS DOLLARS ($10.00) and other good and valuable consideration in hand paid by the Grantee, the receipt and sufficiency of which are hereby acknowledged, by these presents does GRANT, REMISE, RELEASE, ALIEN, SELL AND CONVEY unto the Grantee and its successors and assigns FOREVER, all of the real estate, situated in the County of Cook, and State of Illinois, commonly known as 20 East Chestnut Street, Chicago, Illinois 60611 and legally described on Exhibit A attached hereto and made a part hereof together with the building structures, fixtures, and other improvements located on said real estate and all privileges, rights, easements, hereditaments, and appurtenances thereunto belonging, and all right, title and interest of Grantor in and to all streets, alleys, passages and other rights-of-way included therein or adjacent thereto (the “Property”), subject only to those matters described on Exhibit B attached hereto and made a part hereof (the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property subject only to the Permitted Exceptions, unto the Grantee and its successors and assigns forever.

Grantor does covenant, promise and agree, to and with the Grantee and its successors and assigns, that it has not done, or suffered to be done, anything whereby the Property is, or may be, in any manner encumbered or charged, except as herein recited, and that it WILL WARRANT AND FOREVER DEFEND the Property against persons lawfully claiming, or to claim the same, by, through or under Grantor but not otherwise, except for claims arising under or by virtue of the Permitted Exceptions.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Grantor has caused its name to be signed to this Special Warranty Deed on the date first set forth above.

GRANTOR:

CHESTNUT OWNERCO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member

By:
Name:
Title:

STATE OF	)
) ss:
COUNTY OF	)

I, the undersigned, a Notary Public in and for said County and State aforesaid, DO HEREBY CERTIFY, that                     , as                      of BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, the sole member of Chestnut OwnerCo, LLC, a Delaware limited liability company (the “Grantor”), personally known to me to be the same person whose name is subscribed to the foregoing instrument as such                     , appeared before me this day in person and acknowledged he/she signed and delivered said instrument as his/her free and voluntary act, and as the free and voluntary act of the Grantor, for the uses and purposes therein set forth.

GIVEN UNDER my hand and Notarial Seal this          day of             , 2014.

Commission Expiration:
Notary Public:

Exhibit A

to Special Warranty Deed

Legal Description

LOTS 1, 2, 3, 5 AND 6 IN OWNER’S RESUBDIVISION OF THE EAST 173.53 FEET OF LOT 5 OF COUNTY CLERK’S RESUBDIVISION OF BLOCK 15, TOGETHER WITH THAT PART OF BLOCK 15 OF CANAL TRUSTEES’ SUBDIVISION OF THE SOUTHWEST FRACTIONAL QUARTER OF SECTION 3, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, ALL TAKEN AS A TRACT, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF LOT 3 OF OWNER’S RESUBDIVISION AFORESAID; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE EAST LINE OF SAID BLOCK 15, BEING ALSO THE WEST LINE OF NORTH WABASH AVENUE, 166.49 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 36 MINUTES 53 SECONDS WEST, ALONG A LINE WHICH INTERSECTS THE WEST LINE OF SAID BLOCK AT A POINT, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF, A DISTANCE OF 139.60 FEET TO A POINT ON A LINE DRAWN PARALLEL WITH SAID EAST LINE WHICH INTERSECTS THE NORTH LINE OF SAID BLOCK AT A POINT 139 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE AFORESAID PARALLEL LINE, 49.10 FEET TO SAID NORTH LINE; THENCE NORTH 89 DEGREES 58 MINUTES 45 SECONDS WEST, ALONG SAID NORTH LINE, 8.00 FEET TO A POINT 147 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE SOUTH 0 DEGREES 16 MINUTES 30 SECONDS EAST, ALONG A LINE DRAWN PARALLEL WITH SAID EAST LINE, 94.71 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF THE NORTH 1/2 OF A CERTAIN “TRACT” OF LAND IN SAID BLOCK 15, (SAID “TRACT” BEING DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE WEST LINE OF SAID BLOCK, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF; THENCE SOUTH ON SAID WEST LINE 88.77 FEET; THENCE SOUTH 87 DEGREES EAST, 298.95 FEET TO THE EAST LINE OF SAID BLOCK; THENCE NORTH ON SAID EAST LINE 94.38 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 45 MINUTES WEST, ABOUT 296 FEET TO THE PLACE OF BEGINNING); THENCE NORTH 88 DEGREES 04 MINUTES 41 SECONDS WEST, ALONG THE SOUTH LINE OF THE NORTH 1/2 OF THE AFOREDESCRIBED TRACT, 1.66 FEET TO THE WEST LINE OF LOT 4 OF COUNTY CLERK’S DIVISION OF BLOCK 15 IN CANAL TRUSTEES’ SUBDIVISION AFORESAID; THENCE SOUTH 0 DEGREES 08 MINUTES 30 SECONDS EAST, ALONG THE AFORESAID WEST LINE, 45.79 FEET TO THE SOUTH LINE OF THE AFOREDESCRIBED “TRACT”; THENCE SOUTH 87 DEGREES 32 MINUTES 32 SECONDS EAST, ALONG THE AFORESAID SOUTH LINE, 0.90 FEET, TO THE NORTHERLY EXTENSION OF THE WEST LINE OF LOT 5; THENCE SOUTH 0 DEGREES 12 MINUTES 37 SECONDS EAST, ALONG THE WEST LINE OF LOT 5 AFORESAID AND ITS NORTHERLY EXTENSION, 78.16 FT TO THE SOUTHWEST CORNER OF SAID LOT 5; THENCE SOUTH 89 DEGREES 52 MINUTES 30 SECONDS EAST, ALONG THE SOUTH LINE OF OWNER’S RESUBDIVISION AFORESAID, BEING ALSO THE NORTH LINE OF EAST CHESTNUT STREET, 148.50 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

Address:	20 East Chestnut Street, Chicago, Illinois 60611
PINs:	17-03-216-007
17-03-216-014
17-03-216-015
17-03-216-016
17-03-216-017
17-03-216-018
17-03-216-025
17-03-216-026
17-03-216-027
17-03-216-028

Exhibit B

to Special Warranty Deed

Permitted Exceptions

EXHIBIT E

FORM OF

BILL OF SALE

This BILL OF SALE (“Agreement”) is made and entered into as of the          day of             , 2014 by CHESTNUT OWNERCO, LLC, a Delaware limited liability company (“OwnerCo”), and CHESTNUT LEASECO, LLC, a Delaware limited liability company (“LeaseCo”), in favor of             , a              (“Buyer”).

RECITALS

This Agreement is made with reference to the following facts:

A. OwnerCo (i) is the owner of the land more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), the building and other improvements constructed thereon (the “Improvements”), and certain personal property in connection therewith (collectively with the Land and the Improvements, the “Property”) and (ii) leases the Property to LeaseCo pursuant to that certain Hotel Lease dated as of March 30, 2006 (the “Operating Lease”).

B. LeaseCo (i) leases the Property from OwnerCo, (ii) operates the Sofitel Chicago Water Tower at the Land (the “Hotel”) and (iii) owns certain personal property used in the management and operation of the Hotel (the “Additional Personal Property”).

C. Concurrently with this Assignment, OwnerCo and LeaseCo are selling to Buyer, and Buyer is purchasing from OwnerCo and LeaseCo, the Property and the Additional Personal Property pursuant to that certain Agreement of Purchase and Sale dated as of December         , 2013, by and between OwnerCo and LeaseCo, as seller, and Ashford Hospitality Prime Limited Partnership, as purchaser.

D. In connection with such purchase and sale, OwnerCo and LeaseCo desire to assign to Buyer, and Buyer desires to assume, all of OwnerCo’s and LeaseCo’s respective right, title, interest, duties and obligations (to the extent such rights, duties and obligations first arise or accrue on or after the date hereof) in, to and under various personal property and other rights pertaining to the Hotel and its operation.

NOW, THEREFORE, in consideration of the purchase price paid by Buyer to OwnerCo and LeaseCo for the Property and the Additional Personal Property and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OwnerCo, LeaseCo and Buyer agree as follows:

1. Sale of Personalty. Each of OwnerCo and LeaseCo hereby sells, transfers, sets over and conveys to Buyer, and Buyer hereby assumes, the following (the “Personal Property”):

(a) all of OwnerCo’s and LeaseCo’s respective right, title and interest, if any, in and to all personal property and furniture, fixtures, equipment, tools, supplies and other personal property owned by it and located in or on the Land and Improvements;

(b) all books and records relating to the Land and Improvements; and

(c) the plans and specifications, engineering drawings and prints with respect to the Improvements, all operating manuals, and all books, data and records regarding the physical components systems of the Improvements, each to the extent in OwnerCo’s or LeaseCo’s possession (or reasonably obtainable by it);

provided, however, in each case, that Personal Property shall expressly exclude OwnerCo’s and LeaseCo’s right, title and interest in and to any Excluded Assets.

2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Illinois.

4. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be executed as of the date first written above.

OWNERCO:

CHESTNUT OWNERCO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member

By:
Name:
Title:

LEASECO:

CHESTNUT LEASECO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member

By:
Name:
Title:

BUYER:

, a

By:
Name:
Title:

Exhibit A

To Bill of Sale

Real Property

LOTS 1, 2, 3, 5 AND 6 IN OWNER’S RESUBDIVISION OF THE EAST 173.53 FEET OF LOT 5 OF COUNTY CLERK’S RESUBDIVISION OF BLOCK 15, TOGETHER WITH THAT PART OF BLOCK 15 OF CANAL TRUSTEES’ SUBDIVISION OF THE SOUTHWEST FRACTIONAL QUARTER OF SECTION 3, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, ALL TAKEN AS A TRACT, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF LOT 3 OF OWNER’S RESUBDIVISION AFORESAID; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE EAST LINE OF SAID BLOCK 15, BEING ALSO THE WEST LINE OF NORTH WABASH AVENUE, 166.49 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 36 MINUTES 53 SECONDS WEST, ALONG A LINE WHICH INTERSECTS THE WEST LINE OF SAID BLOCK AT A POINT, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF, A DISTANCE OF 139.60 FEET TO A POINT ON A LINE DRAWN PARALLEL WITH SAID EAST LINE WHICH INTERSECTS THE NORTH LINE OF SAID BLOCK AT A POINT 139 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE AFORESAID PARALLEL LINE, 49.10 FEET TO SAID NORTH LINE; THENCE NORTH 89 DEGREES 58 MINUTES 45 SECONDS WEST, ALONG SAID NORTH LINE, 8.00 FEET TO A POINT 147 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE SOUTH 0 DEGREES 16 MINUTES 30 SECONDS EAST, ALONG A LINE DRAWN PARALLEL WITH SAID EAST LINE, 94.71 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF THE NORTH 1/2 OF A CERTAIN “TRACT” OF LAND IN SAID BLOCK 15, (SAID “TRACT” BEING DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE WEST LINE OF SAID BLOCK, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF; THENCE SOUTH ON SAID WEST LINE 88.77 FEET; THENCE SOUTH 87 DEGREES EAST, 298.95 FEET TO THE EAST LINE OF SAID BLOCK; THENCE NORTH ON SAID EAST LINE 94.38 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 45 MINUTES WEST, ABOUT 296 FEET TO THE PLACE OF BEGINNING); THENCE NORTH 88 DEGREES 04 MINUTES 41 SECONDS WEST, ALONG THE SOUTH LINE OF THE NORTH 1/2 OF THE AFOREDESCRIBED TRACT, 1.66 FEET TO THE WEST LINE OF LOT 4 OF COUNTY CLERK’S DIVISION OF BLOCK 15 IN CANAL TRUSTEES’ SUBDIVISION AFORESAID; THENCE SOUTH 0 DEGREES 08 MINUTES 30 SECONDS EAST, ALONG THE AFORESAID WEST LINE, 45.79 FEET TO THE SOUTH LINE OF THE AFOREDESCRIBED “TRACT”; THENCE SOUTH 87 DEGREES 32 MINUTES 32 SECONDS EAST, ALONG THE AFORESAID SOUTH LINE, 0.90 FEET, TO THE NORTHERLY EXTENSION OF THE WEST LINE OF LOT 5; THENCE SOUTH 0 DEGREES 12 MINUTES 37 SECONDS EAST, ALONG THE WEST LINE OF LOT 5 AFORESAID AND ITS NORTHERLY EXTENSION, 78.16 FT TO THE SOUTHWEST CORNER OF SAID LOT 5; THENCE SOUTH 89 DEGREES 52 MINUTES 30 SECONDS EAST, ALONG THE SOUTH LINE OF OWNER’S RESUBDIVISION AFORESAID, BEING ALSO THE NORTH LINE OF EAST CHESTNUT STREET, 148.50 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

EXHIBIT F

FORM OF

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be deemed the transferor of the property and not the disregarded entity. To inform             , a              (“Transferee”) that withholding of tax is not required upon disposition of a U.S. real property interest by             , a              (“Parent”) (the owner, for U.S. federal income tax purposes, of Chestnut OwnerCo, LLC and Chestnut LeaseCo, LLC, each a Delaware limited liability company (together, “Transferor”), which is a disregarded entity for U.S. federal income tax purposes), the undersigned hereby certifies the following on behalf of the Parent:

(a) Parent is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

(b) Parent is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii).

(c) The U.S. employer identification number of Parent is             .

(d) Parent has an address at c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

This Certification is given to Transferee with respect to the transfer of the Assets as such term is defined in that certain Agreement of Purchase and Sale dated as of December         , 2013, among Transferor and Ashford Hospitality Prime Limited Partnership, for the purpose of establishing and documenting the nonforeign affidavit exemption to the withholding requirement of Section 1445 of the Code.

Parent understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

[Signature Page Follows]

Under penalty of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Parent.

                    , 2014

_________________________, a

By:
Name:
Title:

EXHIBIT G

FORM OF

TITLE AFFIDAVIT

dated as of             , 2014

Re:	Owner:
See annexed SIGNATURE PAGE TO TITLE-AFFIDAVIT
Title Insurer:
Chicago Title Insurance Company (“CTIC”), and coinsurers (if any)
Commitment #:
issued by CTIC
Premises:
Sofitel Hotel Chicago

Certifications:

In connection with the above, the undersigned certifies the following to Title Insurer as to the Premises but only as to the period between November 1, 2012 (date of acquisition of interests in Owner), and the date hereof (subject to any exceptions expressly noted below):

Mechanics Liens:

A. All labor, services or materials rendered or furnished in connection with the Premises or with the construction or repair of any building or improvements on the Premises contracted for or requested by the undersigned have been completed and paid for in full, with the possible exception of routine repairs and/or maintenance which have been or will be duly paid in the ordinary course of business; and

B. To the actual knowledge of the undersigned, all other labor, services or materials rendered or furnished in connection with the Premises or with the construction or repair of any building or improvements on the Premises have been completed and paid for in full.

Tenants/Parties in Possession:

Except as shown in the Commitment (with respect to tenancies of record), including matters disclosed in the underlying exception documents of record referenced therein, there are no tenants or other parties who are in possession or have the right to be in possession of said Premises, other than guests of the hotel, Accor Business and Leisure Management LLC (as manager) and Chestnut LeaseCo, LLC (as tenant), which tenant has rights as a tenant only and does not have an option to purchase all or part of the Premises (“OTPs”), a right of first refusal to acquire all or part of the Premises (“ROFRs”) or a right of first offer to acquire all or part of the Premises (“ROFOs”).

Unrecorded OTPs, ROFRs and ROFOs:

The undersigned has not entered into (and has no actual knowledge of) any unrecorded OTPs, ROFRs or ROFOs which are presently in effect and will survive the transfer of the Premises in connection with the instant transaction, except as set forth in the Commitment.

Covenants & Restrictions:

To the actual knowledge of the undersigned, (a) the undersigned has received no written notice of past or present violations of any effective covenants, conditions or restrictions set forth in the Commitment (the “CC&Rs”) which remain uncured, and (b) any charge or assessment provided for in any of the CC&Rs has been or will be duly paid in the ordinary course.

Bankruptcy:

No proceedings in bankruptcy or receivership have been instituted by or against the undersigned (or its constituent entities) which are now pending, nor has the undersigned (or its constituent entities) made any assignment for the benefit of creditors which is in effect as to said Premises.

Exceptions to the foregoing Certifications, if any, are listed hereinafter:

Gap Indemnification:

Between the date hereof and the date of recording of the insured conveyance but in no event later than 5 business days from the date hereof (hereinafter, the “Gap Period”), Owner has not taken or allowed and will not voluntarily take or allow any action to encumber the Premises in the Gap Period.

Further Assurances:

The undersigned hereby undertakes and agrees to fully cooperate with Title Insurer in correcting any errors in the execution and acknowledgment of the insured conveyance.

Counterparts:

This document may be executed in counterparts.

Inducement and Indemnification:

The undersigned provides this document to induce Title Insurer to insure title to said Premises well knowing that it will do so only in complete reliance upon the matters asserted hereinabove and further, will indemnify, defend and hold Title Insurer harmless against any loss or damage sustained as a result of any inaccuracy in the matters asserted hereinabove.

Knowledge/Survival:

Any statement “to the actual knowledge of the Owner” (or similar phrase) shall mean that the “Designated Representative” (as hereinafter defined) of the Owner has no knowledge that such statement is untrue (and, for this purpose, the Owner’s knowledge shall mean the present actual knowledge excluding constructive or imputed knowledge of the Designated Representative, but such Designated Representative shall not have any liability in connection herewith. *** Notwithstanding anything to the contrary herein, (1) any cause of action for a breach of this document shall survive until 6 months after the date hereof, at which time the provisions hereof (and any potential cause of action resulting from any breach for which Title Insurer has not given Owner written notice) shall terminate; and (2) to the extent Title Insurer shall have knowledge as of the date hereof that any of the statements contained herein is false or inaccurate, then the Owner shall have no liability with respect to the same. *** The “Designated Representative” for the Owner is Byron Blount. *** The Designated Representative of the Owner is an individual affiliated with, or employed by, the Owner or its affiliates who has been directly involved in the asset management or property management of the Premises and is in a position to confirm the truth and accuracy of Owner’s knowledge certifications herein concerning the Premises.

[remainder of page intentionally left blank]

SIGNATURE PAGE TO TITLE-AFFIDAVIT

OWNER:

CHESTNUT OWNERCO, LLC, a Delaware limited liability company

By:	BRE/EH Equity Portfolio Holdings L.L.C., a Delaware limited liability company, its sole member

By:
Name:
Title:

Subscribed and sworn to on , 2014

Notary Public

EXHIBIT H

FORM OF

MANAGER ESTOPPEL CERTIFICATE

, 201

Attention:

Re:	SOFITEL CHICAGO WATER TOWER (the “Hotel”)

Ladies and Gentlemen:

This Manager Estoppel Certificate (“Certificate”) is executed by ACCOR BUSINESS AND LEISURE MANAGEMENT LLC, a Delaware limited liability company (“Manager”), in favor of             , a              (“Buyer”), and any lender providing financing to Buyer with respect to the Hotel.

A. Chestnut LeaseCo, LLC, a Delaware limited liability company (“LeaseCo”), and Manager entered into that certain Management Agreement dated as of March 30, 2006, together with the Joinder by Chestnut OwnerCo, LLC, a Delaware limited liability company (“OwnerCo”), as amended by that certain First Amendment to Management Agreement dated as of February 2009, and as further amended by that certain Second Amendment to Management Agreement dated as of September 24, 2010 (as amended, the “Management Agreement”), pursuant to which LeaseCo engaged Manager to manage and operate the Hotel pursuant to the terms set forth therein.

B. Buyer is considering acquiring the Hotel from OwnerCo and LeaseCo, and in connection therewith, Buyer has requested that Manager execute this Certificate.

Manager certifies, warrants, and represents to Buyer as follows:

1. Pursuant to the Management Agreement, Manager is managing and operating the Hotel.

2. The management fees and all other fees and sums due and payable to Manager under the Management Agreement through the date of this Certificate have been paid in full through the date of this Certificate. All              201         management fees and all other             201         fees and sums due and payable to Manager under the Management Agreement shall become due and payable in             201        .

3. The Management Agreement has not been modified or amended, is in full force and effect, and has not been assigned by Manager.

4. There is no “Technical Advisory Services Agreement” (as defined in the Management Agreement) currently in effect.

5. As of the date of this Certificate, there is $             in the Replacement Reserve and $             in the Operating Account.

6. To Manager’s knowledge, there are no material defaults by LeaseCo under the Management Agreement, and Manager does not have actual knowledge of any event that, but for the passage of time or the giving of notice or both, would constitute an event of default under the Management Agreement.

7. The initial term of the Management Agreement expires on December 31, 2030, and the Management Agreement shall be automatically extended for three additional, successive ten-year terms unless terminated by written notice from Manager delivered to LeaseCo at least 180 days prior to the expiration of the initial term or the then-current extension term.

8. There are no “Manager Loans” (as defined in the Management Agreement) currently outstanding.

9. Manager makes this Certificate with the knowledge that it will be relied on by Buyer in agreeing to acquire the Hotel.

[Signature on Next Page]

Property Manager has executed this Manager Estoppel Certificate as of the date first written above.

MANAGER:

ACCOR BUSINESS AND LEISURE MANAGEMENT LLC, a Delaware limited liability company

By:
Name:
Title:

SCHEDULE A

TO AGREEMENT OF PURCHASE AND SALE

DESCRIPTION OF PROPERTY

LOTS 1, 2, 3, 5 AND 6 IN OWNER’S RESUBDIVISION OF THE EAST 173.53 FEET OF LOT 5 OF COUNTY CLERK’S RESUBDIVISION OF BLOCK 15, TOGETHER WITH THAT PART OF BLOCK 15 OF CANAL TRUSTEES’ SUBDIVISION OF THE SOUTHWEST FRACTIONAL QUARTER OF SECTION 3, TOWNSHIP 39 NORTH, RANGE 14, EAST OF THE THIRD PRINCIPAL MERIDIAN, ALL TAKEN AS A TRACT, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF LOT 3 OF OWNER’S RESUBDIVISION AFORESAID; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE EAST LINE OF SAID BLOCK 15, BEING ALSO THE WEST LINE OF NORTH WABASH AVENUE, 166.49 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 36 MINUTES 53 SECONDS WEST, ALONG A LINE WHICH INTERSECTS THE WEST LINE OF SAID BLOCK AT A POINT, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF, A DISTANCE OF 139.60 FEET TO A POINT ON A LINE DRAWN PARALLEL WITH SAID EAST LINE WHICH INTERSECTS THE NORTH LINE OF SAID BLOCK AT A POINT 139 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE NORTH 0 DEGREES 16 MINUTES 30 SECONDS WEST, ALONG THE AFORESAID PARALLEL LINE, 49.10 FEET TO SAID NORTH LINE; THENCE NORTH 89 DEGREES 58 MINUTES 45 SECONDS WEST, ALONG SAID NORTH LINE, 8.00 FEET TO A POINT 147 FEET 6 1/2 INCHES WEST OF THE NORTHEAST CORNER THEREOF; THENCE SOUTH 0 DEGREES 16 MINUTES 30 SECONDS EAST, ALONG A LINE DRAWN PARALLEL WITH SAID EAST LINE, 94.71 FEET TO THE POINT OF INTERSECTION WITH THE SOUTH LINE OF THE NORTH 1/2 OF A CERTAIN “TRACT” OF LAND IN SAID BLOCK 15, (SAID “TRACT” BEING DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE WEST LINE OF SAID BLOCK, 45.21 FEET SOUTH OF THE NORTHWEST CORNER THEREOF; THENCE SOUTH ON SAID WEST LINE 88.77 FEET; THENCE SOUTH 87 DEGREES EAST, 298.95 FEET TO THE EAST LINE OF SAID BLOCK; THENCE NORTH ON SAID EAST LINE 94.38 FEET TO A POINT 52.53 FEET SOUTH OF THE NORTHEAST CORNER OF SAID BLOCK; THENCE NORTH 88 DEGREES 45 MINUTES WEST, ABOUT 296 FEET TO THE PLACE OF BEGINNING); THENCE NORTH 88 DEGREES 04 MINUTES 41 SECONDS WEST, ALONG THE SOUTH LINE OF THE NORTH 1/2 OF THE AFOREDESCRIBED TRACT, 1.66 FEET TO THE WEST LINE OF LOT 4 OF COUNTY CLERK’S DIVISION OF BLOCK 15 IN CANAL TRUSTEES’ SUBDIVISION AFORESAID; THENCE SOUTH 0 DEGREES 08 MINUTES 30 SECONDS EAST, ALONG THE AFORESAID WEST LINE, 45.79 FEET TO THE SOUTH LINE OF THE AFOREDESCRIBED “TRACT”; THENCE SOUTH 87 DEGREES 32 MINUTES 32 SECONDS EAST, ALONG THE AFORESAID SOUTH LINE, 0.90 FEET, TO THE NORTHERLY EXTENSION OF THE WEST LINE OF LOT 5; THENCE SOUTH 0 DEGREES 12 MINUTES 37 SECONDS EAST, ALONG THE WEST LINE OF LOT 5 AFORESAID AND ITS NORTHERLY EXTENSION, 78.16 FT TO THE SOUTHWEST CORNER OF SAID LOT 5; THENCE SOUTH 89 DEGREES 52 MINUTES 30 SECONDS EAST, ALONG THE SOUTH LINE OF OWNER’S RESUBDIVISION AFORESAID, BEING ALSO THE NORTH LINE OF EAST CHESTNUT STREET, 148.50 FEET TO THE HEREINABOVE DESIGNATED POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS.

Address:	20 East Chestnut Street, Chicago, Illinois 60611
PINs:	17-03-216-007
17-03-216-014
17-03-216-015
17-03-216-016
17-03-216-017
17-03-216-018
17-03-216-025
17-03-216-026
17-03-216-027
17-03-216-028

SCHEDULE 3.1(c)

TO AGREEMENT OF PURCHASE AND SALE

REQUIRED GOVERNMENTAL AUTHORITY CONSENTS

1.	Any consents as may be required from any Governmental Authority in connection with the assignment of the Licenses and Permits.

SCHEDULE 3.1(d)

TO AGREEMENT OF PURCHASE AND SALE

REQUIRED THIRD-PARTY CONSENTS

None.

SCHEDULE 3.2(a)

TO AGREEMENT OF PURCHASE AND SALE

CONTRACTS OTHER THAN MATERIAL CONTRACTS

[SELLER TO SUPPLEMENT SCHEDULE WITH LIST OF NATIONAL CONTRACTS ON OR BEFORE DECEMBER 27, 2013]

[see attached]

CWT contracts review 2013.xls

12/23/2013
Category	Internal contractor	Co-contractor	Establishment	Area	Exp date	Renegotiated date
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	METROKLEENERS [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	LAUNDRY	11/12/2013
Services received	CHESTNUT LEASECO, LLC [04926] [Active]	CORPORATE CLEANING SERVICES [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	WINDOW CLEANING	12/31/2013	1/1/2013
Software-Software packages	LA TOURAINE, LLC [01127] [Active]	RUDS, INC. D/B/A M TECH MANAGEMENT TECHNOLOGIES [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	HOTSOS
Services received	ACCOR NORTH AMERICA, INC. [00750] [Active]	Verizon Business Services [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	Network Access/Internet dedicated Services
Software-Software packages	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	CHICAGO SMSA LIMITED PARTNERSHIP dba VERIZON WIRELESS [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	TELEPHONE / INTERNET
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	PAETEC [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	TELEPHONE / INTERNET	5/6/2015	5/7/2013
Materials	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	RICOH BUSINESS SOLUTIONS [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	COPIER LEASE	12/1/2013	7/1/2012
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	WASTE MANAGEMENT [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	WASTE REMOVAL	11/12/2016	11/12/2013
Services received	CHESTNUT LEASECO, LLC [04926] [Active]	STANDARD PARKING CORPORATION, a Delaware corporation [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	PARKING AGREEMENT	3/31/2014
Technical Contract	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	TRANE [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	HVAC	6/30/2015
Technical Contract	CHESTNUT LEASECO, LLC [04926] [Active]	HILL MECHANICAL GROUP [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	ENGINEERING LABOR	12/31/2015	1/1/2012
Telecommunications	CHESTNUT LEASECO, LLC [04926] [Active]	GUEST-TEK INTERACTIVE ENTERTAINMENT INC. [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	INTERNET SERVICES	9/30/2014	10/1/2013
Operational Purchase	CHESTNUT LEASECO, LLC [04926] [Active]	DIRECT ENERGY SERVICES, LLC [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	UTILITY	12/31/2013
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Greenwave	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	CONTRACT CLEANING	4/30/2014
Provision of services - Commercial cooperation	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	SWANK AUDIO VISUALS LLC [N/A] [Active]	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	AV SERVICES PROVIDER
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Trane	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	CHILLER MAINTENANCE	6/30/2016	7/1/2013
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	H-Bloom Flowers	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	FLORAL	30 Day Notice
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Ecolab	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	PEST ELIMINATION	Corporate
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Global water	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	WATER TESTING
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Precision	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	BMS SYSTEM	2/1/2008	4/1/2012
Technical Contract	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	OTIS	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	ELEVATOR	4/1/2018
Technical Contract	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Major Appliance	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	KITCHEN EQUIPMENT	11/7/2012	auto yearly
Services received	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Cintas Uniforms	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	UNIFORM	8/15/2015	8/16/2012
Technical Contract	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Mini Bar	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	MINIBAR MAINTENANCE
Technical Contract	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Cintas Fire panel	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	FIRE/LIFE SAFETY	5/1/2012	5/12/2012
Technical Contract	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	Cintas Fire extinguisher testing	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	FIRE/LIFE SAFETY	5/1/2012	5/12/2012
Operational Purchase	ACCOR BUSINESS AND LEISURE MANAGEMENT, LLC [04949] [Active]	1-GDF Suez Energy	SOFITEL - CHICAGO WATER TOWER [H2993] [OUVERT]	UTILITY	5/31/2014	3/27/2012

HILL Laura	Page 1/1

SCHEDULE 3.2(c)

TO AGREEMENT OF PURCHASE AND SALE

LITIGATION

[SELLER TO PROVIDE SCHEDULE ON OR BEFORE DECEMBER 27, 2013]

SCHEDULE 3.2(g)

TO AGREEMENT OF PURCHASE AND SALE

FINANCIAL INFORMATION

01 Sofitel Chicago Water Tower - Financials - 2008 and 2009.xls

02 Sofitel Chicago Water Tower - Financials - 2010 and 2011.xls

03 Sofitel Chicago Water Tower - Financials - 2011 and 2012.xls

04 Sofitel Chicago Water Tower - Financials - YTD August 2013.xls

06 Sofitel Chicago Water Tower - Financials - YTD September 2013.xls

07 Sofitel Chicago Water Tower - Financials - YTD October 2013.xls

04 Sofitel Chicago - Financial Information - 2010 and 2011 (Annual).xls

06 Sofitel Chicago - Financial Information - 2011 and 2012 (Annual).xls

11 Sofitel Chicago - Financial Information - 2014 Operating Budget.xlsx

13 Sofitel Chicago - Financial Information - AR Aging Report (12.19.2013).pdf

12 Sofitel Chicago - 2011 Monthly Financials - December 2011.xls

12 Sofitel Chicago - 2012 Monthly Financials - December 2012.xls

08 Sofitel Chicago - 2013 Monthly Financials - August 2013.xls

09 Sofitel Chicago - 2013 Monthly Financials - September 2013.xls

10 Sofitel Chicago - 2013 Monthly Financials - October 2013.xls

11 Sofitel Chicago - 2013 Monthly Financials - November 2013.xls

SCHEDULE 10.7(b)

TO AGREEMENT OF PURCHASE AND SALE

SPECIFIED ACCOUNTS RECEIVABLE

•	Expedia

•	Orbitz

•	Any wholesaler of hotel rooms that operates under a similar payable cycle as the above-listed wholesalers